UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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AutoNation, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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AUTONATION, INC. AutoNation Tower 110 S.E. Sixth Street Fort Lauderdale, FL 33301

March 27, 2008

Dear Fellow AutoNation Stockholder:

We are pleased to invite you to attend the 2008 Annual Meeting of Stockholders of AutoNation, Inc. to be held at 9:00 a.m. Eastern Time on Wednesday, May 7, 2008, at the AutoNation Tower, located at 110 S.E. 6th Street, Fort Lauderdale, Florida 33301.

At this year’s Annual Meeting, the agenda includes the annual election of directors; ratification of the selection of our independent registered public accounting firm; approval of the AutoNation, Inc. 2008 Employee Equity and Incentive Plan; and consideration of two stockholder proposals, if properly presented at the annual meeting. We will also report on our progress and provide an opportunity for you to ask questions of general interest.

The Board of Directors recommends that you vote FOR the election of the director nominees, FOR ratification of the selection of our independent registered public accounting firm, FOR approval of the AutoNation, Inc. 2008 Employee Equity and Incentive Plan, and AGAINST the two stockholder proposals. Please refer to the proxy statement for detailed information on each of the proposals and the annual meeting. Your AutoNation stockholder vote is important, and we ask that you please cast your vote as soon as possible.

To conserve natural resources and to reduce the costs of printing and distributing our proxy materials (which include the proxy statement and our 2007 Annual Report), we are taking advantage of the new U.S. Securities and Exchange Commission (“SEC”) rules that allow us to deliver these materials to stockholders via the Internet. As a result, most of our stockholders will receive a mailing containing only a notice of the 2008 Annual Meeting instead of paper copies of our proxy materials. The notice will include instructions on how to access these documents over the Internet, as well as instructions on how stockholders receiving this form of notice can request paper copies of our proxy materials. Stockholders who do not receive the notice-only mailing will receive either paper copies of the proxy materials by mail or electronically-available materials as permitted under applicable SEC rules.

We look forward to seeing you on May 7, 2008 in Fort Lauderdale. Thank you.

Sincerely,

Mike Jackson
Chairman of the Board and
Chief Executive Officer

AUTONATION, INC. AutoNation Tower 110 S.E. Sixth Street Fort Lauderdale, FL 33301

NOTICE OF THE 2008 ANNUAL MEETING OF STOCKHOLDERS

To Stockholders of AutoNation, Inc.:

The 2008 Annual Meeting of Stockholders of AutoNation, Inc. will be held at the AutoNation Tower, located at 110 S.E. 6th Street, Fort Lauderdale, Florida 33301 on Wednesday, May 7, 2008 at 9:00 a.m. Eastern Time for the following purposes, as more fully described in the proxy statement:

(1)	To elect seven directors, each for a term expiring at the next Annual Meeting or until their successors are duly elected and qualified;

(2)	To ratify the selection of KPMG LLP as our independent registered public accounting firm for 2008;

(3)	To approve the AutoNation, Inc. 2008 Employee Equity and Incentive Plan;

(4)	To consider two stockholder proposals, if properly presented at the Annual Meeting; and

(5)	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Only stockholders of record as of 5:00 p.m. Eastern Time on March 14, 2008, the record date, are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting.

We cordially invite you to attend the Annual Meeting in person. Even if you plan to attend the Annual Meeting, we ask that you please cast your vote as soon as possible. You may revoke your proxy and reclaim your right to vote at any time prior to its use. The proxy statement includes information on what you will need to attend the Annual Meeting.

By Order of the Board of Directors,

Jonathan P. Ferrando
Executive Vice President,
General Counsel and Secretary

March 27, 2008

AUTONATION, INC.

PROXY STATEMENT

AUTONATION, INC. AutoNation Tower 110 S.E. Sixth Street Fort Lauderdale, FL 33301

PROXY STATEMENT

This Proxy Statement contains information relating to the solicitation of proxies by the Board of Directors of AutoNation, Inc. (“AutoNation” or the “Company”) for use at our 2008 Annual Meeting of Stockholders. Our Annual Meeting will be held at the AutoNation Tower, located at 110 S.E. 6th Street, Fort Lauderdale, Florida 33301 on Wednesday, May 7, 2008 at 9:00 a.m. Eastern Time.

Only stockholders of record as of 5:00 p.m. Eastern Time on March 14, 2008 (the “Record Date”) are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting. As of the Record Date, there were 179,680,290 shares of AutoNation common stock issued and outstanding and entitled to vote at the Annual Meeting. We made copies of this proxy statement available to our stockholders beginning on March 27, 2008.

Questions and Answers About Our Annual Meeting

What is the purpose of our 2008 Annual Meeting?

Our 2008 Annual Meeting will be held for the following purposes:

•	To elect seven directors, each for a term expiring at the next Annual Meeting or until their successors are duly elected and qualified;

•	To ratify the selection of KPMG LLP as our independent registered public accounting firm for 2008;

•	To approve the AutoNation, Inc. 2008 Employee Equity and Incentive Plan;

•	To consider two stockholder proposals, if properly presented at the Annual Meeting; and

•	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

In addition, senior management will report on our business and respond to your questions.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

Pursuant to the new “notice and access” rules recently adopted by the U.S. Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials via the Internet. A Notice of Internet Availability of Proxy Materials (“Notice”) will be mailed to most of our registered stockholders and beneficial owners. The Notice contains instructions on how to access the proxy materials on the Internet, how to vote, and how to request printed copies. In addition, stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice.

How can I attend the Annual Meeting?

You are entitled to attend the annual meeting only if you were an AutoNation stockholder as of the Record Date or you hold a valid proxy for the annual meeting. You should be prepared to present photo identification for admittance. If your shares are held by a brokerage firm, bank, or a trustee, you should provide proof of beneficial ownership as of the Record Date, such as a bank or brokerage account statement or other similar evidence of ownership. Even if you plan to attend the Annual Meeting, please cast your vote as soon as possible.

What are the voting rights of AutoNation stockholders?

Each stockholder is entitled to one vote on each of the seven director nominees and one vote on each other matter properly presented at the Annual Meeting for each share of common stock owned by that stockholder on the Record Date.

What constitutes a quorum?

In order for us to conduct business at our Annual Meeting, we must have a quorum of at least 89,840,146 shares of common stock represented at the Annual Meeting, in person or by proxy, and entitled to vote. If you submit a properly executed proxy or vote instruction card or properly cast your vote by telephone or via the Internet, your shares will be considered part of the quorum, even if you abstain from voting or withhold authority to vote as to a particular proposal. We also will consider as present for purposes of determining whether a quorum exists any shares represented by “broker non-votes” as to a particular proposal.

What are “broker non-votes”?

“Broker non-votes” occur when shares held by a brokerage firm are not voted with respect to a proposal because the firm has not received voting instructions from the stockholder and the firm does not have the authority to vote the shares in its discretion. Under the rules of The New York Stock Exchange (“NYSE”), brokerage firms may have the authority to vote their customers’ shares on certain routine matters for which they do not receive voting instructions, such as the election of our Board’s nominees for director and the ratification of the selection of our independent registered public accounting firm. However, if other matters are properly brought before the Annual Meeting and they are not considered routine under the applicable NYSE rules, such as our proposal to approve the AutoNation, Inc. 2008 Employee Equity and Incentive Plan and the two stockholder proposals, shares held by brokerage firms will not be voted on such non-routine matters by the brokerage firms unless they have received voting instructions and, accordingly, any such shares will be “broker non-votes” and will not be counted with respect to such matters.

Will my shares be voted if I do not provide my proxy?

If your shares are held by a brokerage firm, they may be voted by the brokerage firm in certain circumstances (as described above), even if you do not give the brokerage firm specific voting instructions. If you hold your shares directly in your own name, your shares will not be voted unless you provide a proxy or fill out a written ballot in person at the Annual Meeting. If you hold shares through the AutoNation 401(k) Plan, your shares will be voted as described below even if you do not provide voting instructions.

How do I vote my 401(k) shares?

If you participate in the AutoNation 401(k) Plan, you may vote the number of shares credited to your account as of 5:00 p.m. Eastern Time on March 14, 2008, by instructing the plan’s trustee, Merrill Lynch & Co., how to vote your shares pursuant to the instruction card being mailed with this proxy statement to plan participants. If you do not provide clear voting instructions, Merrill Lynch will vote the shares in your account in the same proportion that it votes shares for which it received valid and timely instructions.

How do I vote?

Registered Stockholders

If you are a registered stockholder (you hold your AutoNation shares in your own name through our transfer agent), you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice, or, if you receive printed copies of the proxy materials by mail, you can also vote by mail or telephone by following the instructions provided on the proxy card.

Beneficial Owners

If you are a beneficial owner of shares (your shares are held in the name of a brokerage firm, bank, or a trustee) and you wish to vote in person at the Annual Meeting, you must obtain a valid proxy from the organization that holds your shares. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy over the Internet by following the instructions provided in the Notice, or, if you receive printed copies of the proxy materials by mail, you can also vote by mail or telephone by following the instructions provided on the proxy card. Please also refer to the instructions you receive from your brokerage firm, bank, or trustee on how to vote your shares.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

What vote is required to elect directors or take other action at the Annual Meeting?

In order to be approved, any proposal that comes before the Annual Meeting, including the proposal to elect directors, the proposal to ratify the selection of our independent registered public accounting firm, the proposal to approve the AutoNation, Inc. 2008 Employee Equity and Incentive Plan, and each of the stockholder proposals, must receive the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting with respect to such proposal. If you mark your proxy or vote instruction card “withhold” with respect to any director or “abstain” with respect to any other proposal, you will effectively be voting against the election of such director or against the approval of such proposal. If your shares are not voted by your brokerage firm or nominee with respect to a particular proposal, or if you direct your proxy holder not to vote all or a portion of your shares with respect to a particular proposal, such shares will not be considered to be present at the Annual Meeting for purposes of considering such proposal and will not be counted.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote FOR the election of the director nominees (see “Proposal 1: Election of Directors”), FOR ratification of the selection of our independent registered public accounting firm (see “Proposal 2: Ratification of the Selection of Our Independent Registered Public Accounting Firm”), FOR approval of the AutoNation, Inc. 2008 Employee Equity and Incentive Plan (see “Proposal 3: Approval of AutoNation, Inc. 2008 Employee Equity and Incentive Plan”), and AGAINST the two stockholder proposals (see “Proposal 4: Stockholder Proposal” and “Proposal 5: Stockholder Proposal”).

How will the persons named as proxies vote?

If you complete and submit a proxy, the persons named as proxies will follow your instructions. If you submit a proxy but do not provide instructions or if your instructions are unclear, the persons named as proxies will vote your shares as follows: FOR the election of the director nominees, FOR ratification of the selection of our independent registered public accounting firm, FOR approval of the AutoNation, Inc. 2008 Employee Equity and Incentive Plan, and AGAINST each of the stockholder proposals. With respect to any other proposal that properly comes before the Annual Meeting, the persons named as proxies will vote as recommended by our Board of Directors or, if no recommendation is given, in their own discretion.

How much did this proxy solicitation cost?

We engaged Innisfree M&A Incorporated to assist with the solicitation of proxies for a fee not to exceed $15,000, plus reimbursement for out-of-pocket expenses. In addition to soliciting proxies by mail, certain of our employees also may solicit proxies personally, by telephone, or otherwise, but such persons will not receive any special compensation for such services. As is customary, we will reimburse brokerage firms, banks, fiduciaries, voting trustees, and other nominees for forwarding the soliciting material to each beneficial owner of stock held of record by them. We will pay the entire cost of the solicitation.

Can different stockholders sharing the same address receive only one Annual Report and Proxy Statement?

Yes. The Securities and Exchange Commission permits companies and intermediaries, such as a brokerage firm or a bank, to satisfy the delivery requirements for Notices and proxy materials with respect to two or more stockholders sharing the same address by delivering only one Notice or set of proxy materials to that address. This process, which is commonly referred to as “householding,” can effectively reduce our printing and postage costs.

Certain of our stockholders whose shares are held in street name and who have consented to householding will receive only one Notice or set of proxy materials per household. If your household received a single Notice or set of proxy materials, you can request to receive additional copies of the Notice or proxy materials by calling or writing your brokerage firm, bank, or trustee. If you own your shares in street name, you can request householding by calling or writing your brokerage firm, bank, or other nominee.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on May 7, 2008

Our 2007 Annual Report and this proxy statement are available at http:// www.edocumentview.com/AN.

Proposal 1: Election of Directors

Our Board of Directors currently consists of eight members. Each of our current directors was elected by our stockholders at the Annual Meeting of Stockholders in 2007. Our Board, upon the recommendation of the Nominating Subcommittee, has nominated the seven persons listed below to stand for election for a new term expiring at the Annual Meeting of Stockholders in 2009 or until their successors are duly elected and qualified. Each of the nominees listed below is currently serving as a director. Detailed biographical and other information concerning each nominee for director is provided below. Each nominee is willing and able to serve as a director of AutoNation. On February 5, 2008, Robert J. Brown, who has served as one of our directors since May 1997, informed the Board of Directors that he plans to retire from the Board and that therefore he will not stand for re-election to the Board at the 2008 Annual Meeting.

Nominee	Current Position with AutoNation

Mike Jackson	Chairman of the Board and Chief Executive Officer
Rick L. Burdick	Director
William C. Crowley	Director
Kim C. Goodman	Director
Robert R. Grusky	Director
Michael E. Maroone	Director, President and Chief Operating Officer
Carlos A. Migoya	Director

Our Board of Directors recommends a vote FOR the election
of each of the nominees for director named above.

NOMINEES FOR OUR BOARD OF DIRECTORS

Mike Jackson

Mike Jackson (age 59) has served as our Chairman of the Board since January 2003 and as our Chief Executive Officer and Director since September 1999. From October 1998 until September 1999, Mr. Jackson served as Chief Executive Officer of Mercedes-Benz USA, LLC, a North American operating unit of DaimlerChrysler AG, a multinational automotive manufacturing company. From April 1997 until September 1999, Mr. Jackson also served as President of Mercedes-Benz USA. From July 1990 until March 1997, Mr. Jackson served in various capacities at Mercedes-Benz USA, including as Executive Vice President immediately prior to his appointment as President of Mercedes-Benz USA. Mr. Jackson was also the managing partner from March 1979 to July 1990 of Euro Motorcars of Bethesda, Maryland, a regional group that owned and operated eleven automotive dealership franchises, including Mercedes-Benz and other brands of automobiles.

Rick L. Burdick

Rick L. Burdick (age 56) has served as one of our directors since May 1991. Since 1988, Mr. Burdick has been a partner in Akin, Gump, Strauss, Hauer & Feld, L.L.P., a global full service law firm. Mr. Burdick serves as a member of the firm’s Executive Committee and Partner-In-Charge of the Washington, D.C. office. Mr. Burdick also serves as Lead Director of CBIZ, Inc. (formerly, Century Business Services, Inc.), a provider of outsourced business services to small and medium-sized companies in the United States.

William C. Crowley

William C. Crowley (age 50) has served as one of our directors since January 2002. Since March 2005, Mr. Crowley has served as a director of Sears Holdings Corporation, a broadline retailer. Additionally, he has served as Executive Vice President of Sears Holdings Corporation since March 2005 and as Chief Administrative Officer of Sears Holdings Corporation since September 2005. Mr. Crowley also served as the Chief Financial Officer of Sears Holdings Corporation from March 2005 until September 2006 and from January 2007 until October 2007. Mr. Crowley has served as a director of Sears Canada Inc. since March 2005 and as the Chairman of the Board of Sears Canada Inc. since December 2006. From May 2003 until March 2005, Mr. Crowley served as director and Senior Vice President, Finance of Kmart Holding Corporation. Since January 1999, Mr. Crowley has been President and Chief Operating Officer of ESL Investments, Inc., a private investment firm. Prior to joining ESL Investments, Mr. Crowley was a Managing Director at Goldman, Sachs & Co., a leading global investment banking and securities firm.

Kim C. Goodman

Kim C. Goodman (age 42) has served as one of our directors since February 2007. In September 2007, Ms. Goodman joined American Express Company, a global payments and travel company, as Executive Vice President, Merchant Services North America. From September 2005 until July 2007, Ms. Goodman served as Vice President of Software and Peripherals of Dell Inc., a worldwide supplier of technology products and services. From September 2000 until August 2005, Ms. Goodman served in various other capacities at Dell Inc., including as Vice President of Public Sector Marketing and Transactional Sales, Vice President of Dell Networking and Vice President of Business Development. Prior to joining Dell Inc., Ms. Goodman was a Partner and Vice President of Bain & Company, Inc., a strategic consulting firm.

Robert R. Grusky

Robert R. Grusky (age 50) has served as one of our directors since June 2006. In 2000, Mr. Grusky founded Hope Capital Management, LLC, an investment firm for which he serves as Managing Member. He co-founded New Mountain Capital, LLC, a private equity firm, in 2000 and was a Principal, Managing Director and Member of New Mountain Capital from 2000 to 2005 and has been a Senior Advisor since then. From 1998 to 2000, Mr. Grusky served as President of RSL Investments Corporation, the primary investment vehicle for the Hon. Ronald S. Lauder. Prior thereto, Mr. Grusky also served in a variety of capacities at Goldman, Sachs & Co. in its Mergers & Acquisitions Department and Principal Investment Area. Mr. Grusky is a director of Strayer Education, Inc., an education services company, and National Medical Health Card Systems, Inc., a national independent pharmacy benefits management company.

Michael E. Maroone

Michael E. Maroone (age 54) has served as one of our directors since July 2005 and as our President and Chief Operating Officer since August 1999. Following our acquisition of the Maroone Automotive Group in January 1997, Mr. Maroone served as President of our New Vehicle Dealer Division. In January 1998, Mr. Maroone was named President of our Automotive Retail Group with responsibility for our new and used vehicle operations. Prior to joining AutoNation, Mr. Maroone was President and Chief Executive Officer of the Maroone Automotive Group, one of the country’s largest privately-held automotive retail groups prior to its acquisition by us.

Carlos A. Migoya

Carlos A. Migoya (age 57) has served as one of our directors since June 2006. Since December 2007, Mr. Migoya has served as Regional President, Wachovia Bank - Metro Charlotte, of Wachovia Corporation, a financial services company. Prior to that, Mr. Migoya served as State CEO for the Atlantic Region of Wachovia Corporation. In this position, Mr. Migoya had responsibility for Wachovia’s general banking businesses in New Jersey, Connecticut and New York. Since 1989, Mr. Migoya served as Regional President for Wachovia Bank, Florida, a division of Wachovia Corporation, with responsibility for Wachovia’s general banking businesses in Dade and Monroe Counties, Florida. Mr. Migoya has more than 33 years of experience in banking.

Corporate Governance

Our business and affairs are managed under the direction of our Board of Directors, which is AutoNation’s ultimate decision-making body except with respect to those matters reserved to our stockholders. Our Board’s mission is to maximize long-term stockholder value. Our Board establishes our overall corporate policies, and selects and evaluates our senior management team, which is charged with the conduct of our business and acts as an advisor and counselor to senior management. Our Board also oversees AutoNation’s business strategy and the performance of management in executing our business strategy and managing our day-to-day operations.

Does AutoNation have corporate governance principles?

Yes. Our Board is committed to sound corporate governance principles and practices. Our Board’s core principles of corporate governance are set forth in the AutoNation, Inc. Corporate Governance Guidelines (the “Guidelines”), which were adopted by the Board in March 2003 and most recently amended as of February 7, 2006. A copy of the Guidelines is available on AutoNation’s corporate website at http://corp.autonation.com/investors/. You also may obtain a printed copy of the Guidelines by sending a written request to: Investor Relations Department, AutoNation, Inc., 110 S.E. 6th Street, Fort Lauderdale, Florida 33301. The Guidelines, which exceed NYSE corporate governance listing standard requirements, serve as a framework within which our Board conducts its operations. The Corporate Governance Committee of our Board has been charged with periodically reviewing the Guidelines and recommending to our Board appropriate changes in light of applicable laws and regulations, the governance standards identified by leading governance authorities, and our Company’s evolving needs.

Do we have a policy regarding our Board’s attendance at our Annual Meeting of stockholders?

Yes. Our directors are expected to attend our Annual Meeting of Stockholders. A director who is unable to attend our Annual Meeting is expected to notify the Chairman of the Board in advance of the Annual Meeting. All of our incumbent directors attended the 2007 Annual Meeting of Stockholders.

How many times did our Board meet during 2007?

Our Board of Directors held eight meetings and took one action by unanimous written consent during 2007. During 2007, each of our incumbent directors attended at least 75% of the total number of meetings of our Board of Directors and any Board committee on which he or she served.

What Committees has our Board established?

Our Board of Directors has established three separately designated standing committees to assist it in discharging its responsibilities: the Audit Committee, the Compensation Committee and the Corporate Governance Committee. In addition, our Board has established the Executive Compensation Subcommittee, which is a subcommittee of the Compensation Committee, and the Nominating Subcommittee, which is a subcommittee of the Corporate Governance Committee. The charters for our Board committees are in compliance with SEC rules and the NYSE’s corporate governance listing standards. Our Board Committee charters are available at http://corp.autonation.com/investors/, and you may obtain a printed copy of these charters by sending a written request to: Investor Relations Department, AutoNation, Inc., 110 S.E. 6th Street, Fort Lauderdale, Florida 33301.

The following chart reflects the current membership of each of our Board’s committees:

			Executive	Corporate
	Audit	Compensation	Compensation	Governance	Nominating
Name	Committee	Committee	Subcommittee	Committee	Subcommittee
Robert J. Brown(1)	*	*	*	*	*

Rick L. Burdick				**

William C. Crowley		**		*	**

Kim C. Goodman	*

Robert R. Grusky	**

Carlos A. Migoya	*	*	**

*	Member

**	Chair

(1)	On February 5, 2008, Robert J. Brown informed the Board of Directors that he plans to retire from the Board and that therefore he will not stand for re-election to the Board at the 2008 Annual Meeting. Mr. Brown will continue serving on our Board (and the committees of which he is a member) until the date of the 2008 Annual Meeting.

Audit Committee.  The Audit Committee primarily assists our Board in fulfilling its oversight responsibilities by reviewing our financial reporting and audit processes and our systems of internal control over financial reporting and disclosure controls. Among the Committee’s core responsibilities are the following: (i) overseeing the integrity of our financial statements, for which management is responsible, and reviewing and approving the scope of the annual audit; (ii) appointing, retaining, compensating, overseeing, evaluating, and replacing our independent registered public accounting firm; (iii) reviewing the Company’s critical accounting policies; (iv) reviewing the Company’s quarterly and annual financial statements prior to their filing with the Securities and Exchange Commission; (v) preparing the Audit Committee report for inclusion in our annual proxy statement; and (vi) reviewing with management significant financial risks or exposures and assessing the steps management has taken to minimize, monitor and control such risks or exposures. For a complete description of our Audit Committee’s responsibilities, you should refer to the Audit Committee Charter, which is available at http://corp.autonation.com/investors/.

The Audit Committee currently consists of four directors. Our Board has determined that the Audit Committee members have the requisite independence and other qualifications for audit committee membership under SEC rules, the listing standards of the New York Stock Exchange, our Audit Committee Charter and the independence standards set forth in the Guidelines (as discussed below). Our Board also has determined that Mr. Grusky is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee held nine meetings and took no actions by unanimous written consent during 2007. The Audit Committee Report for fiscal year 2007, which contains a description of the Audit Committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for the year ended December 31, 2007, is set forth below under “Audit Committee Report.”

Compensation Committee.  The Compensation Committee primarily assists our Board in fulfilling its compensation and management development and succession planning oversight responsibilities by, among other things: (i) reviewing our director compensation program; (ii) reviewing and approving the compensation of our chief executive officer and other senior executive officers and, except as expressly delegated to the Executive Compensation Subcommittee, setting annual and long-term performance goals for these individuals; (iii) reviewing and approving the compensation of all of our corporate officers; and (iv) reviewing the Company’s program for management development and succession planning. The Committee reviews executive compensation at its meetings throughout the year and sets executive compensation. The Committee also reviews director compensation annually. In setting the compensation level of our named executive officers and recommending the form and amount of director compensation, the Committee considers the comparative pay of other retail companies. The Committee reviews the data for informational purposes, but does not structure executive compensation or set the level of compensation of our executive officers, or recommend compensation for our directors, at a set percentage threshold based on the data. In addition, our Chief Executive Officer reviews the performance of each named executive officer and makes recommendations to the Committee with respect to compensation adjustments for such officers. However, the Committee determines in its sole discretion whether to make any adjustments to the compensation paid to such executive officers.

Our Board has determined that the Compensation Committee members have the requisite independence for Compensation Committee membership under NYSE corporate governance listing standards and the independence standards set forth in the Guidelines. The Compensation Committee held four meetings and took four actions by unanimous written consent during 2007. For more information on the responsibilities and activities of the Compensation Committee, including the Committee’s processes for determining executive compensation, see “Compensation Discussion and Analysis,” “Compensation Committee and Executive Compensation Subcommittee Report on Executive Compensation” and “Executive Compensation” below, and the Compensation Committee’s charter which is available at http://corp.autonation.com/investors/.

Executive Compensation Subcommittee.  The Executive Compensation Subcommittee is a subcommittee of the Compensation Committee. The Subcommittee assists the Board and the Compensation Committee in fulfilling their compensation oversight responsibilities by performing the following duties: (i) reviewing and approving performance-based compensation of executive officers as contemplated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), including bonuses and stock option grants; (ii) administering the AutoNation, Inc. Senior Executive Incentive Bonus Plan, including establishing performance goals and certifying whether such goals are attained as contemplated under Section 162(m) of the Code; and (iii) administering our stock option plans, including approving stock option grants. Our Board has determined that each member of the Subcommittee qualifies as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and as an “outside director” under Section 162(m) of the Code. The Executive Compensation Subcommittee held three meetings and took two actions by unanimous written consent during 2007.

Corporate Governance Committee.  The Corporate Governance Committee assists our Board in fulfilling its oversight responsibilities by performing the following duties: (i) periodically reviewing the corporate governance principles and practices set forth in the Guidelines, in comparison to the governance standards identified by leading governance authorities and our evolving needs, and making recommendations to the Board with respect to any appropriate amendment to the Guidelines; and (ii) leading annual evaluations of Board and Board committee performance. Our Board has determined that each Corporate Governance Committee member has the requisite independence for Corporate Governance Committee membership under NYSE corporate governance listing standards and the independence standards set forth in the Guidelines. The Corporate Governance Committee held four meetings and took no actions by unanimous written consent during 2007.

Nominating Subcommittee.  The Nominating Subcommittee is a subcommittee of the Corporate Governance Committee. The Nominating Subcommittee assists the Board and the Corporate Governance Committee in fulfilling their responsibilities by performing the following duties: (i) assessing periodically our Board’s needs in terms of skills and qualifications and recommending to our Board candidates for nomination and election to our Board; (ii) reviewing Board candidates recommended by our stockholders; and (iii) recommending to our Board assignments to committees. The Nominating Subcommittee held four meetings and took no actions by unanimous written consent during 2007.

Is a majority of our Board independent under our director independence standards and applicable New York Stock Exchange rules?

Yes. Under our Corporate Governance Guidelines, our Board has committed that a substantial majority of our directors be independent. Our Board has adopted director independence standards to assist it in determining whether a director is independent. The full text of our director independence standards is set forth in the AutoNation, Inc. Corporate Governance Guidelines, which is available at http://corp.autonation.com/investors/.

In accordance with the NYSE listing standards, our Board affirmatively determines the independence of each director and nominee for election as a director in accordance with the NYSE listing standards and our independence standards. Based on these standards, the Board determined that each of the following non-employee directors is independent and has no material relationship with the Company, except as a director and stockholder of the Company: Robert J. Brown, Rick L. Burdick, William C. Crowley, Kim C. Goodman, Robert R. Grusky, and Carlos A. Migoya.

In making these determinations, our Board considered the relationships described under “Does the Board have a policy with regard to related party transactions?” below. In addition, the Board considered the following relationships: (i) AutoNation’s banking relationship with Wachovia Corporation and its affiliates; (ii) ESL Investment, Inc.’s significant ownership stake in AutoNation; (iii) ESL Investment, Inc.’s ownership stake in AutoZone, Inc., with which we enter into commercial transactions from time to time in the ordinary course of business; (iv) our purchases of computer-related equipment and services from Dell Inc.; (v) our payment of credit card fees to American Express; (vi) our use of the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. for certain legal services (which use was discontinued as of January 1, 2008); and (vii) Mr. Grusky’s minority investment in ESL Partners, L.P. In each case, the relationships did not violate our independence standards or the NYSE listing standards, and the Board concluded that such relationships would not impact the independence of our non-employee directors.

Do our independent directors meet at regularly scheduled sessions without management present?

Yes. Our independent directors (each director other than Messrs. Jackson and Maroone) meet in regularly scheduled sessions without management of our Company present. The presiding director for each executive session is rotated among the chairs of our Board committees. In 2007, our independent directors held three executive sessions without management of our Company present.

Can our stockholders and interested parties communicate with our directors?

Yes. To communicate with our Board, any Board committee, any individual director, any group of directors (such as our independent directors), or our presiding director, our stockholders or interested parties should send written correspondence to AutoNation, Inc. Board of Directors, c/o Corporate Secretary, AutoNation, Inc., 110 S.E. 6 Street, 29th Floor, Fort Lauderdale, Florida 33301. You may also ask questions at the Annual Meeting of Stockholders.

How does the Nominating Subcommittee identify and evaluate nominees for director?

Potential candidates may come to the attention of the Nominating Subcommittee through recommendations made by current directors, stockholders, executive or director search firms retained by the Nominating Subcommittee, or other persons. All of our nominees for director, whether or not recommended by a stockholder, will be selected on the basis of, among other things, broad experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment, and willingness and ability to devote adequate time to our Board’s duties, all in the context of the needs of our Board at that point in time as assessed by our Nominating Subcommittee and with the objective of ensuring diversity in the background, experience, and viewpoints of our Board members. Our Nominating Subcommittee is responsible for assessing the appropriate balance of skills and characteristics required of our Board members.

Does the Nominating Subcommittee have a policy with regard to the consideration of any director candidates recommended by our stockholders?

Yes. The Nominating Subcommittee has a policy pursuant to which it considers director candidates recommended by our stockholders. As described above, all director candidates recommended by our stockholders are considered for selection to the Board on the same basis as if such candidates were recommended by one or more of our directors or other sources. To recommend a director candidate for consideration by our Nominating Subcommittee, a stockholder must submit the recommendation in writing to our Corporate Secretary not later than one hundred twenty (120) calendar days prior to the anniversary date of our proxy statement distributed to our stockholders in connection with our most recent annual meeting of stockholders, and the recommendation must provide the following information: (i) the name of the stockholder making the recommendation; (ii) the name of the candidate; (iii) the candidate’s resume or a listing of his or her qualifications to be a director; (iv) the proposed candidate’s written consent to being named as a nominee and to serving as one of our directors if elected; and (v) a description of all relationships, arrangements or understandings, if any, between the proposed candidate and the recommending stockholder and between the proposed candidate and us so that the candidate’s independence may be assessed. The stockholder or the director candidate also must provide any additional information requested by our Nominating Subcommittee to assist the Subcommittee in appropriately evaluating the candidate.

Does AutoNation have a code of ethics?

Yes. In order to clearly set forth our commitment to conduct our operations in accordance with our high standards of business ethics and applicable laws and regulations, we have a company-wide Business Ethics Program, which includes a Code of Business Ethics applicable to all of our employees. We also maintain a 24-hour Alert-Line for employees to report any Company policy violations under our Business Ethics Program. In addition, our Board has adopted the Code of Ethics for Senior Officers and the Code of Business Ethics for the Board of Directors. Copies of these codes are available at http://corp.autonation.com/investors/, and you may obtain a printed copy of these codes by sending a written request to: Investor Relations Department, AutoNation, Inc., 110 S.E. 6th Street, Fort Lauderdale, Florida 33301. These codes comply with NYSE corporate governance listing standards.

Does the Board have a policy with regard to related party transactions?

Yes. Our Board’s policy requires that transactions with related parties must be entered into in good faith on fair and reasonable terms that are no less favorable to us than those that would be available in a comparable transaction in arm’s-length dealings with an unrelated third party. Based on our experience, we believe that each of the transactions described below complied with our Board’s policy at the time the transaction was effected. Our Board, by a vote of the disinterested directors, must approve all related party transactions valued over $500,000, while our Audit Committee must approve all related party transactions valued between $100,000 and $500,000 and review with management all other related party transactions. The following is a summary of transactions with parties related to our directors or us since January 1, 2007.

We enter into commercial transactions with Sears Holdings Corporation and its affiliates (collectively, “Sears”), which are related to ESL Investments, Inc., in the ordinary course of business. ESL Investments, Inc., together with its investment affiliates (collectively, “ESL”), beneficially owns approximately 37% of the outstanding shares of our common stock, and Mr. Crowley is the President and Chief Operating Officer of ESL Investments, Inc. In 2007, we paid Sears approximately $430,000 primarily for automotive parts and accessories, and Sears paid us approximately $13,000 for automotive parts, accessories and services. ESL owns approximately 48% of the outstanding common stock of Sears, and Edward S. Lampert, the Chairman, Chief Executive Officer and controlling principal of ESL Investments, Inc., serves as the Chairman of the Board of Directors of Sears. Additionally, Mr. Crowley serves as a director, Executive Vice President and Chief Administrative Officer of Sears, and as the Chairman of the Board of Sears Canada Inc.

Audit Committee Report

The following statement made by our Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such statement by reference.

During 2007, the Audit Committee consisted of Robert R. Grusky (Chair), Carlos A. Migoya, Robert J. Brown, and Kim C. Goodman (member since May 9, 2007). The Audit Committee currently consists of the same directors. On February 5, 2008, Robert J. Brown informed the Board of Directors that he plans to retire from the Board and that therefore he will not stand for re-election to the Board at the 2008 Annual Meeting. Mr. Brown will continue to serve on the Audit Committee until the date of the 2008 Annual Meeting. The charter under which the Audit Committee operates is available at http://corp.autonation.com/investors/. The Board has determined that each Audit Committee member has the requisite independence and other qualifications for audit committee membership under SEC rules, the listing standards of the New York Stock Exchange, our Audit Committee Charter and the independence standards set forth in our Corporate Governance Guidelines. The Board has also determined that Mr. Grusky is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Our primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing AutoNation’s financial reporting, audit processes, systems of internal control over financial reporting, and disclosure controls. Management is responsible for the Company’s financial statements and the financial reporting process, including the system of internal control over financial reporting. We also monitor the preparation by management of the Company’s quarterly and annual financial statements. KPMG LLP, AutoNation’s independent registered public accounting firm, is accountable to us and is responsible for expressing an opinion as to whether the consolidated financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of AutoNation in conformity with generally accepted accounting principles in the United States. KPMG LLP also is responsible for auditing and reporting on internal control over financial reporting. We are solely responsible for selecting and reviewing the performance of AutoNation’s independent registered public accounting firm and, if we deem appropriate in our sole discretion, terminating and replacing the independent registered public accounting firm. We also are responsible for reviewing and approving the terms of the annual engagement of AutoNation’s independent registered public accounting firm, including the scope of audit and non-audit services to be provided by the independent registered public accounting firm and the fees to be paid for such services, and discussing with the independent registered public accounting firm any relationships or services that may impact the objectivity and independence of the independent registered public accounting firm.

In fulfilling our oversight role, we met and held discussions, both together and separately, with the Company’s management and KPMG LLP. Management advised us that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we reviewed and discussed the consolidated financial statements and key accounting and reporting issues with management and KPMG LLP, both together and separately, in advance of the public release of operating results and filing of annual or quarterly reports with the Securities and Exchange Commission. We discussed with KPMG LLP matters deemed significant by KPMG LLP, including those matters required to be discussed pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and reviewed a letter from KPMG LLP disclosing such matters.

KPMG LLP also provided us with the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and we discussed with KPMG LLP matters relating to their independence and considered whether their provision of certain non-audit services is compatible with maintaining their independence. In the letter, KPMG LLP confirmed its independence, and we determined that the KPMG LLP’s provision of non-audit services to AutoNation is compatible with maintaining their independence. We also reviewed a report by KPMG LLP describing the firm’s internal quality-control procedures and any material issues raised in the most recent internal quality-

control review or external peer review or inspection performed by the Public Company Accounting Oversight Board.

Based on our review with management and KPMG LLP of AutoNation’s audited consolidated financial statements and the KPMG LLP’s report on such financial statements, and based on the discussions and written disclosures described above and our business judgment, we recommended to the Board of Directors that the audited consolidated financial statements be included in AutoNation’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Audit Committee:

Robert R. Grusky (Chair)
Robert J. Brown
Kim C. Goodman
Carlos A. Migoya

Independent Registered Public Accounting Firm

AUDIT FEES

The following table sets forth: (i) the aggregate fees billed for professional services rendered by KPMG LLP for the audits of our financial statements and internal control over financial reporting for years 2007 and 2006; and (ii) the aggregate fees billed in 2007 and 2006 by KPMG for our use of KPMG’s on-line technical research service:

Fee Category:	2006	2007

Audit Fees	$2,823,000	$2,761,400
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	1,500	1,500

Total Fees	$2,824,500	$2,762,900

Ratio of Tax and All Other Fees to Audit And Audit-Related Fees:	0.00:1	0.00:1
Percentage of Aggregate Fees which were Audit or Audit-Related:	100%	100%

PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

Our Audit Committee’s policies require pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm other than services permitted under the de minimus exception under applicable Securities and Exchange Commission rules (which are approved by our Audit Committee prior to our independent registered public accounting firm’s completion of its annual audit). Under our Audit Committee’s policies, pre-approval generally is detailed as to the particular service or category of services and is subject to a specific budget. Under our Audit Committee’s policies, all tax planning services and services that do not constitute audit, audit-related, or tax-compliance services are subject to a formal bidding process and may not be provided by our independent registered public accounting firm unless our Audit Committee concludes that such services may be provided most effectively or economically by our independent registered public accounting firm and that the independence of our registered public accounting firm would not be affected adversely by the provision of such services. Our Audit Committee has delegated to its Chair the authority to approve, within guidelines and limits established by the Committee, specific services to be provided by our independent registered public accounting firm and the fees to be paid. Any such approval must be reported to the Audit Committee at the next scheduled meeting. As required by Section 10A of the Exchange Act, our Audit Committee has pre-approved all audit and non-audit services provided by our independent registered public accounting firm during 2007, and the fees paid for such services.

Proposal 2: Ratification of the Selection
of Our Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors has selected KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2008. KPMG LLP has served us in this capacity since May 6, 2003. If the selection of KPMG LLP as our independent registered public accounting firm is not ratified by our stockholders, the Audit Committee will re-evaluate its selection, taking into consideration the stockholder vote on the ratification. However, the Audit Committee is solely responsible for selecting and terminating our independent registered public accounting firm, and may do so at any time at its discretion. A representative of KPMG LLP is expected to attend the Annual Meeting and be available to respond to appropriate questions. The representative also will be afforded an opportunity to make a statement, if he or she desires to do so.

Our Board of Directors recommends a vote FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for us and our subsidiaries for the year ending December 31, 2008.

Compensation Discussion and Analysis

Overview

Our compensation programs are administered by the Compensation Committee (the “Committee”) and the Executive Compensation Subcommittee (the “Subcommittee”) of the Committee. The Committee primarily assists the Board in fulfilling its oversight responsibilities by, among other things: (i) reviewing our director compensation program; (ii) reviewing and approving the compensation of our chief executive officer (“CEO”) and other senior executive officers and, except as expressly delegated to the Subcommittee, setting annual and long-term performance goals for these individuals and reviewing the performance of these individuals; and (iii) reviewing and approving the compensation of all of our corporate officers.

The Subcommittee assists the Board and the Committee in fulfilling their responsibilities by performing the following duties: (i) reviewing and approving performance-based compensation of executive officers as contemplated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), including bonuses and stock option grants; (ii) administering our Senior Executive Incentive Bonus Plan, including establishing performance goals and certifying whether such goals are attained as contemplated under Section 162(m) of the Code; and (iii) administering our stock option plans, including approving stock option grants.

From January 1, 2007 until May 8, 2007, the Committee consisted of Edward S. Lampert (Chair), Robert J. Brown, and Irene B. Rosenfeld, and the Subcommittee consisted of Ms. Rosenfeld (Chair) and Mr. Brown. Since May 9, 2007, the Committee has consisted of William C. Crowley (Chair), Carlos A. Migoya and Mr. Brown, and the Subcommittee has consisted of Carlos A. Migoya (Chair) and Mr. Brown. The Board has determined that each member of the Committee and the Subcommittee satisfies the requisite director independence standards under the listing standards of the New York Stock Exchange and our Corporate Governance Guidelines. The Board has also determined that each member of the Subcommittee qualifies as an “outside director” under Section 162(m) of the Code and as a “non-employee director” under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended. The operations of the Committee and the Subcommittee are governed by written charters adopted by the Board, copies of which are available at http://corp.autonation.com/investors/.

For the fiscal year ended December 31, 2007, our “named executive officers” were: our Chairman and Chief Executive Officer (Mike Jackson), our President and Chief Operating Officer (Michael E. Maroone), our Executive Vice President and Chief Financial Officer (Michael J. Short), our former Vice President, Controller and Interim Chief Financial Officer (J. Alexander McAllister, who served as our principal financial officer until January 15, 2007), our Executive Vice President, General Counsel and Secretary (Jonathan P. Ferrando) and our Senior Vice President, Sales (Kevin P. Westfall).

Compensation Philosophy and Objectives

The Committee’s fundamental philosophy is to closely link executive compensation with the achievement of Company performance goals and to create an owner-oriented, pay-for-performance culture. The Committee’s objectives in administering our compensation program for executive officers are to ensure that we are able to attract and retain highly-skilled executives and to provide a compensation program that incentivizes management to optimize business performance, deploy capital productively and increase long-term stockholder value. The Committee also believes that overall compensation should be fair for the services rendered and that the compensation structure should be transparent, which is why the key components of executive compensation are limited to a base salary, an annual performance bonus based solely on the achievement of financial targets and stock options.

Setting Compensation Levels of Executive Officers

The Committee reviews executive compensation at its meetings throughout the year and sets executive compensation based primarily on our financial and operating performance and on executive management’s performance in developing and executing the Company’s business strategy, managing the Company’s day-to-day business operations, optimizing the Company’s business performance and productivity of its business operations, and creating stockholder value. The Committee also considers the scope of an executive’s duties and responsibilities and individual executive performance. Our Chief Executive Officer reviews the performance of each named executive officer and makes recommendations to the Committee with respect to compensation adjustments for such officers. However, the Committee determines in its sole discretion whether to make any adjustments to the compensation paid to such executive officers.

In setting the compensation level of our named executive officers for 2007, the Committee considered the comparative pay of other retail companies (specifically, AutoZone, Inc., Best Buy Co., Inc., Circuit City Stores, Inc., CVS Caremark Corporation, Foot Locker, Inc., The Gap, Inc., Kohl’s Corporation, Limited Brands, Inc., Macy’s, Inc., Office Depot, Inc., RadioShack Corporation, Ross Stores, Inc., Saks Incorporated, Staples, Inc., and The TJX Companies, Inc.). The Committee reviewed the data for informational purposes, but did not structure executive compensation or set the level of compensation of our executive officers at a set percentage threshold based on the data. The Committee did not engage a compensation consultant to advise the Committee with respect to executive compensation for 2007.

The Committee has no pre-established target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. However, pursuant to the Committee’s pay-for-performance philosophy, a significant portion of each executive officer’s total compensation is allocated to incentive compensation in the form of an annual performance-based bonus and non-cash compensation in the form of stock options, which are designed to incentivize management to build long-term stockholder value for the Company over time and to align executives’ and stockholders’ interests. The Committee reviews and considers total compensation in setting each element of compensation for our named executive officers.

2007 Executive Compensation Elements

The key elements of our executive compensation program for the year ended December 31, 2007 were:

•	base salary;

•	annual incentive bonus; and

•	stock options.

Executive officers are also entitled to limited perquisites and other benefits as outlined below. The following is a summary of the considerations underlying each component of compensation paid to our named executive officers for 2007.

Base Salary

We provide our named executive officers and other officers with a base salary to compensate them for services rendered during the fiscal year. The Committee reviews and, as appropriate, adjusts the base salaries for our named executive officers. The factors that the Committee considers in setting salaries include the scope of job responsibilities, individual contributions to our success, Company-wide performance and market compensation. However, the Committee does not as a practice grant annual base salary adjustments for executive officers, and it did not grant any base salary adjustments during 2007 for any of the named executive officers, except for Mr. Westfall, who received an $18,000 increase to his base salary in February 2007. In February 2008, the Committee increased Mr. Westfall’s base salary by $14,040 to $482,040 and Mr. Short’s base salary by $36,000 to $561,000.

Annual Incentive Bonus

A core component of our compensation program is the AutoNation Operating Performance Plan (the “AOP”), the annual bonus program in which bonus-eligible, corporate-level employees participate. The AOP is designed to incentivize management to continually improve our operating performance and to use capital to maximize returns. The Subcommittee structured the AOP for 2007 to reward participants upon the achievement of specified levels of adjusted operating income per share (75% weight) and adjusted operating income as a percentage of gross profit (25% weight). For 2007, the targeted level of adjusted operating income per share was $3.28, and the targeted level of adjusted operating income as a percentage of gross profit was 23.0%. Bonus awards under the AOP for 2007 were payable on a sliding scale based on our actual achievement relative to the predetermined goals, with the possibility that bonuses earned may exceed or be less than the targeted level. In calculating the level of our performance under the AOP, operating income per share is adjusted to reflect a capital charge for acquisitions and the repurchase of shares of our common stock, as well as to exclude the effect of certain extraordinary or one-time items. Certain other adjustments are made as well to ensure operating performance is measured to incentivize management appropriately (for example, floorplan interest expense is charged against operating income to ensure management manages this expense; on a generally accepted accounting principles basis, floorplan interest expense is not included in operating income). The capital charge is designed to encourage more productive uses of capital and to discourage less productive uses of capital. The adjusted operating income as a percentage of gross profit metric is designed to incentivize management to increase variability in our expense structure and to increase the productivity of our operations so that bottom-line profitability and stockholder value are maximized.

On February 5, 2007, our Board adopted a new Senior Executive Incentive Bonus Plan (the “Executive Incentive Bonus Plan”). The Executive Incentive Bonus Plan, which is administered by the Subcommittee, was approved by our stockholders at the 2007 Annual Meeting. The Executive Incentive Bonus Plan, which is substantially identical to the AutoNation, Inc. Senior Executive Incentive Bonus Plan that was approved by stockholders in 2002 (the “Prior Executive Incentive Bonus Plan”), replaced the Prior Executive Incentive Bonus Plan. The Executive Incentive Bonus Plan is designed to create a direct link between pay and performance for our named executive officers and to ensure that annual cash performance bonuses payable to executive officers of the Company are tax deductible by the Company pursuant to Section 162(m) of the Code.

Under the Executive Incentive Bonus Plan, the Subcommittee, in its sole discretion, determines which of our named executive officers or other key employees participate in the plan in any particular year. In addition, the Subcommittee is responsible for identifying annual “performance factors” and establishing specific performance targets with respect thereto that must be met in order for annual bonuses to be paid under the Executive Incentive Bonus Plan. The Subcommittee retains absolute “negative discretion” to eliminate or reduce the amount of any award under the Executive Incentive Bonus Plan and to make all determinations under the Executive Incentive Bonus Plan.

In accordance with the terms and objectives of the AOP, the Subcommittee established an incentive bonus program for 2007 for certain of our named executive officers under the Executive Incentive Bonus Plan. For 2007, the Subcommittee selected Mike Jackson, Chairman and Chief Executive Officer, Michael E. Maroone, Director, President and Chief Operating Officer, Michael J. Short, Executive Vice President and Chief Financial Officer, and Jonathan P. Ferrando, Executive Vice President, General Counsel and Secretary, to participate in the Executive Incentive Bonus Plan. Under the terms of the Executive Incentive Bonus Plan, the Subcommittee set specific annual performance goals and established an objective formula for calculating the amount of the target awards for participants. Bonus awards were payable based on a sliding scale based on our actual achievement relative to the predetermined goals, with the possibility that bonuses earned may exceed or be less than the targeted level. The Subcommittee had absolute “negative discretion” to eliminate or reduce the amount of any award under the Executive Incentive Bonus Plan. The target incentive award percentages assigned to our select named executive officers are set forth below.

Participant	2007 Target Award as a Percentage of Base Salary

Mike Jackson	133 1/3%
Michael E. Maroone	100%
Michael J. Short	60%
Jonathan P. Ferrando	60%

The performance goals that the Subcommittee established for 2007 under the Executive Incentive Bonus Plan for the executives named above — adjusted operating income per share (75% weight) of $3.28 and adjusted operating income as a percentage of gross profit (25% weight) of 23.0% — were the same as those the Committee established for 2007 under the AOP for all other corporate bonus plan participants, including Mr. Westfall, who was eligible to receive a target award as a percentage of his base salary of 45%. The Subcommittee believes this symmetry assures that all participants are appropriately aligned to achieve our objectives. One hundred percent of the target award for each participant in the Executive Incentive Bonus Plan was based upon achievement of the predetermined performance goals.

For 2007, the performance goals were not met at the level necessary to achieve a bonus payout, and, as a result, the Subcommittee awarded no bonuses to Messrs. Jackson, Maroone, Short, and Ferrando under the Executive Incentive Bonus Plan, or to other corporate bonus plan participants, including Mr. Westfall, under the AOP. The Executive Incentive Bonus Plan was the only bonus program in which our named executive officers participated in 2007 (other than Mr. Westfall who participated in the AOP only). For 2007, Mr. McAllister was not eligible to receive a target award under the Executive Incentive Bonus Plan or the AOP. However, in December 2006, the Committee approved a $100,000 retention bonus for Mr. McAllister which was paid in April 2007.

On February 4, 2008, the Subcommittee selected the participants in the Executive Incentive Bonus Plan for 2008, established specific objective annual performance goals, and set target awards for participants in the Executive Incentive Bonus Plan for 2008. For 2008, the Subcommittee selected Messrs. Jackson, Maroone, Short, and Ferrando to participate in the Executive Incentive Bonus Plan. The performance goals that the Subcommittee established for 2008 under the Executive Incentive Bonus Plan are based upon the achievement of specified levels of adjusted operating income per share (minus a charge for capital deployed for acquisitions or share repurchases) and adjusted operating income as a percentage of gross profit for the Company during 2008. The performance goals established under the Executive Incentive Bonus Plan for 2008 also constitute the performance goals that have been established for bonus-eligible corporate employees of the Company under the AOP to ensure that the corporate management team is fully aligned. Bonus awards will be payable based on a sliding scale based on our actual achievement relative to the predetermined goals, with the possibility that bonuses earned may exceed or be less than the targeted level (up to a maximum of 200% of the targeted level). The Subcommittee will have absolute “negative discretion” to eliminate or reduce the amount of any award under the Executive Incentive Bonus Plan. The target incentive award percentages assigned to our select named executive officers for 2008 are set forth below.

Participant	2008 Target Award as a Percentage of Base Salary

Mike Jackson	133 1/3%
Michael E. Maroone	100%
Michael J. Short	75%
Jonathan P. Ferrando	75%

In February 2008, the Committee increased Mr. Short’s base salary by $36,000 to $561,000. Kevin Westfall’s target award as a percentage of base salary under the AOP is 45% for 2008, and based on his performance, his base salary was increased in February 2008 by $14,040 to $482,040. As part of our retention efforts with respect to Mr. Jackson, a portion of the target bonus for Mr. Jackson in 2008 and 2009 (to the extent earned) under the Executive Incentive Bonus Plan (equal to 33 1/3% of his base salary) will be payable to him on a deferred basis in 2010 (without interest), subject to certain terms and conditions.

Stock Options

In order to align the long-term interests of management and our stockholders, the Subcommittee awards stock options to our named executive officers. The Committee believes that stock options motivate our named executive officers to focus on optimizing our long-term business performance and stockholder value. For 2007, the Subcommittee administered our stock option plans and approved all grants of stock option awards. Stock option grants are made on an annual basis in amounts determined by the Subcommittee, and are designed to motivate our executives as outlined above, while carefully considering the cost to us and our stockholders of the issuance of the options, including common stock dilution. With respect to stock option recipients other than our named executive officers, stock option grants are based on the position of the recipient, with adjustments up or down to reflect the recipient’s individual performance rating for the prior year. In general, the Subcommittee has endeavored to limit aggregate annual stock option grants to an amount equal to approximately one percent (1%) of our outstanding shares of common stock. Stock options generally vest annually in equal installments over four years commencing with the first anniversary of the grant date and expire ten years after the grant date. In accordance with the stock option plan pursuant to which options were granted to our named executive officers in 2007, stock options were granted at an exercise price that equals or exceeds the closing price of our common stock on the last trading day immediately preceding the grant date.

Since 2000, annual stock option grants have been awarded during the third fiscal quarter in late July or early August at meetings of the Subcommittee (or predecessor committees responsible for option grants at the time), and the grants were all made effective after public release of the Company’s second-quarter earnings results. Annual grants are made to executive officers and other stock option-eligible employees at the same time and on the same terms (other than the number of options granted, which varies primarily by position and based on individual performance). Consistent with past practice, in 2007 the Subcommittee awarded stock options to our executive officers and other employees at the Subcommittee’s regularly scheduled meeting during the third quarter of the Company’s fiscal year. This meeting was held on July 24, 2007. Also consistent with past practice, the Subcommittee granted options effective after the second quarter earnings release was made in order to ensure that the earnings information was publicly disseminated prior to the option grants. Accordingly, the annual option grant was approved by the Subcommittee on July 24, 2007 with an effective grant date of Monday, July 30, 2007, two trading days after the Company’s second quarter earnings release was made on Thursday, July 26, 2007. The exercise price as specified under the Company’s stock option plans was $19.21 per share, which was the closing price of the Company’s common stock on Friday, July 27, 2007, the trading day immediately preceding the grant date.

The Subcommittee also, at its discretion, may award stock options to our named executive officers upon commencement of employment. In this instance, the Subcommittee’s practice has been for the effective date of the option grant to be the date the executive officer commences employment. On January 3, 2007, the Subcommittee approved an option grant to Mr. Short with an effective grant date of Monday, January 15, 2007 (his start date). On January 15, 2007, Mr. Short received an option to purchase 200,000 shares of our common stock with an exercise price of $21.56 per share, the closing price of our common stock on Friday, January 12, 2007, the trading day immediately preceding the grant date.

On March 14, 2008, our Board adopted and approved the AutoNation, Inc. 2008 Employee Equity and Incentive Plan (the “2008 Plan”), subject to stockholder approval. The AutoNation, Inc. Amended and Restated 1998 Employee Stock Option Plan (the “1998 Plan”) has expired, and no additional awards may be granted to employees under the 1998 Plan or any other equity compensation plan of AutoNation (other than the recently adopted 2008 Plan). Please refer to “Proposal 3: Approval of AutoNation, Inc. 2008 Employee Equity and Incentive Plan” for additional information regarding the 2008 Plan.

Perquisites and Other Benefits

Our compensation program for named executive officers also includes limited perquisites and other benefits, including participation in the Company’s life and health insurance and similar benefit programs (including our AutoNation 401(k) Plan and our AutoNation Deferred Compensation Plan) on the same general terms as other participants in these programs, participation in Company car programs entitling the executives to vehicle use or a vehicle allowance, use of an on-site fitness facility and, pursuant to their employment agreements, limited personal use of corporate aircraft for each of Messrs. Jackson and Maroone. The employment agreements with each of Messrs. Jackson and Maroone, respectively, provide for personal use of corporate aircraft of up to 70 hours per year.

Employment Agreements with Executive Officers

We have entered into an employment agreement with each of our Chief Executive Officer (Mike Jackson) and our Chief Operating Officer (Michael E. Maroone) and an Employment Letter with our Chief Financial Officer (Michael J. Short). The Committee believes that entering into the employment agreements with Messrs. Jackson and Maroone and the employment letter with Mr. Short furthered our efforts to attract and retain such executives. For a summary of the material terms of Messrs. Jackson’s, Maroone’s, and Short’s employment arrangements, please see “Executive Compensation — Employment Agreements” below.

Severance Policy and Agreements for Post-Termination Payments

We have a policy governing severance and change in control agreements with the Company’s named executive officers, which is set forth in our Corporate Governance Guidelines. Generally, the policy provides that we will not enter into any severance agreements with senior executives that provide specified benefits in an amount exceeding 299% of the sum of such executive’s base salary plus bonus unless such severance agreement has been submitted to a stockholder vote. Further, unless such severance agreement has been submitted to a stockholder vote, we will not enter into a severance agreement that provides for the payment of specified benefits to an executive triggered by (i) a change in control of our Company that is approved by stockholders but not completed, or (ii) a completed change in control of the Company in which the named executive officer remains employed in a substantially similar capacity by the successor entity.

We have entered into stock option agreements with all of our named executive officers, employment agreements with our Chief Executive Officer (Mr. Jackson) and our President and Chief Operating Officer (Mr. Maroone) and an employment letter with our Executive Vice President and Chief Financial Officer (Mr. Short) that provide for payments or benefits to such persons at, following, or in connection with, termination under certain circumstances. We have not entered into any change in control agreements with any of our named executive officers. The payment or benefits provisions contained in the employment agreements and stock option agreements are designed to promote stability and continuity of senior management. A description of the applicable payments under such agreements for the named executive officers is provided under “Executive Compensation — Potential Payments Upon Termination or Change in Control.”

Company Policy on Internal Revenue Code Section 162(m) Limits on Deductibility of Compensation

Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s CEO and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

The Committee administers the executive compensation program in general, and our Executive Incentive Bonus Plan in particular, in a manner that maximizes the tax deductibility of compensation paid to the Company’s executives under Section 162(m) of the Code to the extent practicable. The Committee believes, however, that our priority is to attract and retain highly-skilled executives to manage our Company and, in some cases, the loss of a tax deduction may be necessary to accomplish that goal. Accordingly, the Committee has from time to time approved elements of compensation for certain officers that are not fully deductible, and the Committee reserves the right to do so in the future in appropriate circumstances. For 2007, the compensation of our named executive officers was fully deductible under Section 162(m), except with respect to an amount equal to $150,000 of our Chief Executive Officer’s base salary and certain portions of other elements of non-performance-based compensation for the Company’s Chief Executive Officer and President and Chief Operating Officer.

Executive Stock Ownership Guidelines

In order to further align the long-term interests of management and stockholders and to ensure an owner-oriented culture, the Committee believes that our senior executive officers should have a significant financial stake in our Company. Accordingly, in February 2006, the Board of Directors adopted a policy setting forth its expectation that the Chief Executive Officer and the President and Chief Operating Officer will attain ownership of our common stock with a fair market value of not less than four times his or her annual base compensation, and each Executive Vice President will attain ownership of AutoNation’s common stock with a fair market value of not less than two times his or her annual base compensation, in each case within five years of such person first becoming an executive officer or the adoption of this policy (February 7, 2006).

Exceptions to this requirement may only be made by the Board of Directors under compelling mitigating circumstances. The Committee believes these ownership guidelines are an important tool in aligning the interests of our senior executive officers with the long term interests of our stockholders. As of December 31, 2007, our senior executive officers had met their guidelines or were making progress toward their guidelines as set forth in the chart below:

	Ownership as of
	December 31, 2007
		Dollar Value of	Ownership	Percentage of
Name	Number of Shares(1)	Shares(2)	Requirement	Requirement Met

Mike Jackson	315,000	$4,932,900	$4,600,000	107	%(3)

Michael E. Maroone	2,498,159	$39,121,170	$4,000,000	978%

Michael J. Short	1,563	$24,477	$1,122,000	2	%(4)

Jonathan P. Ferrando	29,767	$466,151	$1,122,000	42	%(5)

(1)	The number of shares includes common stock beneficially owned by each executive (excluding stock options), including shares held through the AutoNation 401(k) Plan.

(2)	The value of the shares is based on the closing price of a share of our common stock on the New York Stock Exchange as of December 31, 2007 ($15.66).

(3)	Mr. Jackson has until February 2011 to meet the above ownership requirement.

(4)	Mr. Short has until January 2012 to meet the above ownership requirement.

(5)	Mr. Ferrando has until February 2011 to meet the above ownership requirement.

Conclusion

The Committee believes that our compensation programs are designed and administered in a manner consistent with the Committee’s philosophy as described above. The Committee also believes that the programs appropriately reward executive performance and align the interests of the Company’s named executive officers and key employees with the long-term interests of stockholders, while also enabling the Company to attract and retain talented executives. The Committee will continue to evolve and administer our compensation program in a manner that the Committee believes will be in the best interests of our stockholders.

Compensation Committee and Executive Compensation Subcommittee
Report on Executive Compensation

The following statement made by our Compensation Committee and Executive Compensation Subcommittee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such statement by reference.

The Compensation Committee and Executive Compensation Subcommittee of the Company have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussions, the Compensation Committee and Executive Compensation Subcommittee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Compensation Committee:

William C. Crowley (Chair)
Robert J. Brown
Carlos A. Migoya

Executive Compensation Subcommittee:

Carlos A. Migoya (Chair)
Robert J. Brown

Executive Compensation

SUMMARY COMPENSATION TABLE

The following table shows compensation earned by our Chief Executive Officer, each person who served as our Chief Financial Officer during any part of 2007, and each of our three other most highly compensated executive officers at December 31, 2007.

								Change in
								Pension
								Value and
								Nonqualified
							Non-Equity	Deferred
Name and					Stock	Option	Incentive Plan	Compensation	All Other
Principal		Salary	Bonus		Awards	Awards	Compensation	Earnings	Compensation
Position	Year	($)	($)		($)	($)(1)	($)(2)	($)	($)(3)		Total ($)
Mike Jackson	2007	1,150,000	—		—	2,096,651	—	—	187,036	(4)	3,433,687
(Chairman and Chief	2006	1,150,000	—		—	2,049,276	1,116,420	—	197,921	(5)	4,513,617
Executive Officer)

Michael E. Maroone	2007	1,000,000	—		—	1,677,833	—	—	274,027	(6)	2,951,860
(President and Chief Operating Officer)	2006	1,000,000	—		—	1,640,252	728,100	—	338,603	(7)	3,706,955

Michael J. Short	2007	502,789	—		—	570,410	—	—	379,846	(9)	1,453,045
(Executive Vice President and Chief Financial Officer)(8)

J. Alexander McAllister	2007	65,999	100,000	(11)	—	—	—	—	9,603	(12)	175,602
(Former Interim Chief Financial Officer & VP Corporate Controller)(10)	2006	258,844	—		—	141,479	75,722	—	—		476,045

Jonathan P. Ferrando	2007	561,000	—		—	1,196,941	—	—	24,250	(13)	1,782,191
(Executive Vice President, General Counsel and Secretary)	2006	561,000	—		—	954,463	245,078	—	19,818	(14)	1,780,359

Kevin P. Westfall	2007	465,992	—		—	494,281	—	—	21,119	(15)	981,392
(Senior Vice President, Sales)	2006	450,000	—		—	425,733	147,440	—	16,999	(16)	1,040,172

(1)	The amounts in this column reflect the approximate dollar amount we recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 for option awards granted in and prior to 2007, and for the fiscal year ended December 31, 2006 for option awards granted in and prior to 2006, in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”). These amounts exclude the impact of estimated forfeitures related to service-based vesting conditions, as required by SEC rules. For a description of the assumptions used in the calculation of these amounts, see Note 10 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007. During 2007, Mr. McAllister forfeited an aggregate of 37,600 options upon his resignation.

(2)	Non-equity incentive plan compensation earned during 2006 was paid on February 15, 2007. No non-equity incentive plan compensation was earned in 2007.

(3)	The amounts reported for personal usage by Mr. Jackson and Mr. Maroone of corporate aircraft are calculated based on the aggregate incremental cost to the Company. The incremental cost to the Company of personal usage of corporate aircraft by our executives is calculated based on the direct operating costs to the Company, including fuel costs, crew fees and travel expenses, trip-related repairs and maintenance, ground transportation, landing fees and other direct operating costs. The amounts reported for personal usage of cars are based on imputed income attributable to each named executive officer calculated in accordance with Treasury Regulations, which amounts we believe are equal to or greater than our incremental costs thereof. In addition to the perquisites and other benefits identified in the footnotes below, our named executive officers also are eligible to use our on-site fitness facility, and from time to time, use our tickets for sporting and entertainment events for personal purposes, and receive occasional secretarial support with respect to personal matters.

(4)	Includes $10,882 for imputed income from group term life insurance, $126,202 for personal usage of corporate aircraft, $24,119 for personal company car usage, and $22,500 as vehicle allowance for service on the Board of Directors. Also includes a Company-paid executive health examination.

(5)	Includes imputed income from group term life insurance, $138,079 for personal usage of corporate aircraft, $26,758 for personal company car usage, and $22,500 as vehicle allowance for service on the Board of Directors.

(6)	Includes imputed income from group term life insurance, $207,701 for personal usage of corporate aircraft, $34,751 for personal company car usage, $22,500 as vehicle allowance for service on the Board of Directors, and a $4,000 matching contribution to Mr. Maroone’s non-qualified deferred compensation account.

(7)	Includes imputed income from group term life insurance, $282,654 for personal usage of corporate aircraft, $28,596 for personal company car usage, and $22,500 as vehicle allowance for service on the Board of Directors.

(8)	Mr. Short was hired on January 15, 2007 and therefore did not have earnings in 2006.

(9)	Includes imputed income from group term life insurance, $359,032 for relocation reimbursement including tax gross-up, $14,940 as a vehicle allowance, and COBRA reimbursement.

(10)	Mr. McAllister served as our Interim Chief Financial Officer beginning September 1, 2006 through January 15, 2007. Reported data reflects activity until his resignation on March 29, 2007.

(11)	Mr. McAllister received a $100,000 retention bonus in 2007.

(12)	Includes imputed income from group term life insurance, vacation pay, and a $4,000 matching contribution to Mr. McAllister’s non-qualified deferred compensation account (of which $2,939 was forfeited upon his resignation).

(13)	Includes imputed income from group term life insurance and $15,600 as a vehicle allowance. Also includes a Company-paid executive health examination and a $4,000 matching contribution to Mr. Ferrando’s non-qualified deferred compensation account.

(14)	Includes imputed income from group term life insurance and $15,600 as a vehicle allowance. Also includes a Company-paid executive health examination.

(15)	Includes $15,600 as a vehicle allowance, imputed income from group term life insurance, and a $4,000 matching contribution to Mr. Westfall’s non-qualified deferred compensation account.

(16)	Includes $15,600 as a vehicle allowance and imputed income from group term life insurance.

GRANTS OF PLAN-BASED AWARDS

The Executive Incentive Bonus Plan was approved by the Board in February 2007 and by our stockholders in May 2007. For 2007, the Executive Compensation Subcommittee selected Mike Jackson, Chairman and Chief Executive Officer, Michael E. Maroone, Director, President and Chief Operating Officer, Michael J. Short, Executive Vice President and Chief Financial Officer, and Jonathan P. Ferrando, Executive Vice President, General Counsel and Secretary, to participate in the Executive Incentive Bonus Plan. Under the terms of the Executive Incentive Bonus Plan, the Subcommittee set specific annual performance goals (while actual performance relative to the target remained substantially uncertain within the meaning of Section 162(m) of the Code) and established an objective formula for calculating the amount of the target awards for the participants. Bonus awards were payable based on a sliding scale based on our actual achievement relative to the predetermined goals, with the possibility that bonuses earned may exceed or be less than the targeted level. The Subcommittee had absolute “negative discretion” to eliminate or reduce the amount of any award under the Executive Incentive Bonus Plan. The target incentive award, as a percentage of base salary, assigned to our select named executive officers for 2007 were: Mike Jackson — 133 1/3%; Michael E. Maroone — 100%; Michael J. Short — 60%; and Jonathan P. Ferrando — 60%.

The performance goals that the Subcommittee established for 2007 under the Executive Incentive Bonus Plan for the executives named above — adjusted operating income per share (75% weight) of $3.28 and adjusted operating income as a percentage of gross profit (25% weight) of 23.0% — were the same as those the Committee established for 2007 under the AOP for all other corporate bonus plan participants, including Mr. Westfall, who was eligible to receive a target award as a percentage of his base salary of 45%. One hundred percent of the target award for each participant in the Executive Incentive Bonus Plan was based upon achievement of the predetermined performance goals.

For 2007, the performance goals were not met at the level necessary to achieve a bonus payout, and, as a result, the Subcommittee awarded no bonuses to Messrs. Jackson, Maroone, Short, and Ferrando under the Executive Incentive Bonus Plan, or to other corporate bonus plan participants, including Mr. Westfall, under the AOP. The Executive Incentive Bonus Plan was the only bonus program in which our named executive officers participated in 2007 (other than Mr. Westfall who participated in the AOP only). For 2007, Mr. McAllister was not eligible to receive a target award under the Executive Incentive Bonus Plan or the AOP. However, in December 2006, the Committee approved a $100,000 retention bonus for Mr. McAllister which was paid in April 2007. As part of our retention efforts with respect to Mr. Jackson, a portion of the target bonus for Mr. Jackson in 2008 and 2009 (to the extent earned) under the Executive Incentive Bonus Plan (equal to 33 1/3% of his base salary) will be payable to him on a deferred basis in 2010 (without interest), subject to certain terms and conditions.

The following table sets forth certain information with respect to grants of awards to the named executive officers of the Company under our non-equity incentive plans and equity compensation plans during 2007. The grants include the 2007 cash incentive bonus plan awards and annual stock option grants. We have not granted restricted stock or other stock or long-term cash incentive awards.

2007 GRANTS OF PLAN-BASED AWARDS

						All Other
						Option		Grant
						Awards:		Date Fair
			Estimated Possible Payouts Under			Number of	Exercise or	Value of
			Non-Equity Incentive Plan Awards(1)			Securities	Base Price	Stock and
						Underlying	of Option	Option
		Approval	Threshold	Target	Maximum	Options	Awards	Awards
Name	Grant Date	Date	($)	($)	($)(2)	(#)	($/Sh)	($)(3)
Mike Jackson	7/30/2007	7/24/2007				275,195	19.21	2,220,824
			311,420	1,533,333	5,000,000

Michael E. Maroone	7/30/2007	7/24/2007				220,250	19.21	1,777,418
			203,100	1,000,000	5,000,000

Michael J. Short	1/15/2007	1/3/2007				200,000	21.56	1,882,000
	7/30/2007	7/24/2007				165,494	19.21	1,335,537
			61,270	301,673	5,000,000

J. Alexander McAllister	—	—	—	—	—	—	—	—
			N/A	N/A	N/A

Jonathan P. Ferrando	7/30/2007	7/24/2007				165,494	19.21	1,335,537
			68,363	336,600	5,000,000

Kevin P. Westfall	7/30/2007	7/24/2007				49,620	19.21	400,433
			42,733	210,600	N/A

(1)	As disclosed above, these targets relate to the AOP and Executive Incentive Bonus Plan for 2007. No bonus awards occurred under these plans. Mr. McAllister was not eligible to receive an award under the plan due to his resignation from the Company effective March 29, 2007.

(2)	$5,000,000 is the maximum allowable bonus as provided for under the Executive Incentive Bonus Plan.

(3)	Based on FAS 123R value of $8.07 per share for options granted on July 30, 2007, and a FAS 123R value of $9.41 per share for options granted on January 15, 2007.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Our equity compensation plans are administered by the Subcommittee. Stock option grants are made on an annual basis in amounts determined by the Subcommittee. In general, the Subcommittee has endeavored to limit aggregate annual stock option grants to an amount equal to approximately one percent (1%) of our outstanding shares of common stock. Stock options generally vest in equal installments over four years. In accordance with the terms of our equity compensation plans approved by stockholders, the exercise price for all options granted is equal to or higher than the closing price for one share of our common stock on the New York Stock Exchange as of the trading day immediately preceding the effective date of the grant (or a higher price designated by the Subcommittee). As a result, stock options granted under those plans will have value only if the market price of our common stock increases after that date. The following table sets forth certain information regarding equity-based awards held by our named executive officers as of December 31, 2007, which consist solely of stock options. We have not granted restricted stock or other stock awards.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option	Option
	Options	Options		Exercise	Expiration
Name	(#) Exercisable	(#) Unexercisable		Price ($)	Date
Mike Jackson	400,000	—		12.25	8/5/2012
	321,000	—		17.00	7/28/2013
	219,000	73,000	(1)	16.77	7/27/2014
	146,000	146,000	(2)	21.59	8/1/2015
	63,500	190,500	(3)	20.08	7/31/2016
	—	275,195	(4)	19.21	7/30/2017

Michael E. Maroone	830,882	—		14.39	1/6/2009
	276,961	—		13.26	7/29/2009
	350,000	—		6.88	8/1/2010
	500,000	—		6.88	8/1/2010
	400,000	—		11.05	7/25/2011
	320,000	—		12.25	8/5/2012
	257,000	—		17.00	7/28/2013
	175,350	58,450	(5)	16.77	7/27/2014
	116,900	116,900	(6)	21.59	8/1/2015
	50,750	152,250	(7)	20.08	7/31/2016
	—	220,250	(8)	19.21	7/30/2017

Michael J. Short	—	200,000	(9)	21.56	1/15/2017
	—	165,494	(10)	19.21	7/30/2017

J. Alexander McAllister(11)	—	—		—	—

Jonathan P. Ferrando	77,200	—		17.00	7/28/2013
	131,700	43,900	(12)	16.77	7/27/2014
	87,800	87,800	(13)	21.59	8/1/2015
	43,900	131,700	(14)	20.08	7/31/2016
	—	165,494	(15)	19.21	7/30/2017

Kevin P. Westfall	28,950	—		17.00	7/28/2013
	17,550	17,550	(16)	16.77	7/27/2014
	26,325	26,325	(17)	21.59	8/1/2015
	12,500	12,500	(18)	20.94	9/7/2015
	16,453	49,360	(19)	20.08	7/31/2016
	—	49,620	(20)	19.21	7/30/2017

The unexercisable stock options disclosed in the table above will vest as follows:

(1)	73,000 on July 27, 2008.

(2)	73,000 on August 1, 2008; 73,000 on August 1, 2009.

(3)	63,500 on July 31, 2008; 63,500 on July 31, 2009; 63,500 on July 31, 2010.

(4)	68,798 on July 30, 2008; 68,799 on July 30, 2009; 68,799 on July 30, 2010; 68,799 on July 30, 2011.

(5)	58,450 on July 27, 2008.

(6)	58,450 on August 1, 2008; 58,450 on August 1, 2009.

(7)	50,750 on July 31, 2008; 50,750 on July 31, 2009; 50,750 on July 31, 2010.

(8)	55,062 on July 30, 2008; 55,063 on July 30, 2009; 55,062 on July 30, 2010; 55,063 on July 30, 2011.

(9)	50,000 on January 15, 2008; 50,000 on January 15, 2009; 50,000 on January 15, 2010; 50,000 on January 15, 2011.

(10)	41,373 on July 30, 2008; 41,374 on July 30, 2009; 41,373 on July 30, 2010; 41,374 on July 30, 2011.

(11)	Mr. McAllister resigned from the Company effective March 29, 2007; therefore, he had no outstanding options as of December 31, 2007 and had 37,600 options cancelled upon termination.

(12)	43,900 on July 27, 2008.

(13)	43,900 on August 1, 2008; 43,900 on August 1, 2009.

(14)	43,900 on July 31, 2008; 43,900 on July 31, 2009; 43,900 on July 31, 2010.

(15)	41,373 on July 30, 2008; 41,374 on July 30, 2009; 41,373 on July 30, 2010; 41,374 on July 30, 2011.

(16)	17,550 on July 27, 2008.

(17)	13,162 on August 1, 2008; 13,163 on August 1, 2009.

(18)	6,250 on September 7, 2008; 6,250 on September 7, 2009.

(19)	16,453 on July 31, 2008; 16,453 on July 31, 2009; 16,454 on July 31, 2010.

(20)	12,405 on July 30, 2008; 12,405 on July 30, 2009; 12,405 on July 30, 2010; 12,405 on July 30, 2011.

2007 OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding exercises of options by each of our named executive officers during 2007.

	Option Awards
	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise
Name	(#)	($)
Mike Jackson	250,000	2,466,875

Michael E. Maroone	249,265	1,204,224

Michael J. Short	—	—

J. Alexander McAllister	6,160	7,146

Jonathan P. Ferrando	96,000	1,014,032

Kevin P. Westfall	108,364	744,376

2007 NON-QUALIFIED DEFERRED COMPENSATION

The AutoNation Deferred Compensation Plan (“DCP”) affords a select group of management and highly compensated employees the opportunity to defer up to 75% of base salary and 90% of annual bonus and/or commissions on a pre-tax basis. We also provide a 50% matching contribution, with vesting, up to the first $8,000 deferred to the DCP for certain participants including our named executive officers. Participants eligible for a matching contribution under the DCP are not eligible for the matching contribution in the AutoNation 401(k) plan. Earnings on deferrals are based on “deemed” investments in funds, selected for inclusion in the DCP by us, investing in equity instruments or debt securities. The DCP provides daily processing of account transactions including participant deemed investment election changes. Additionally, the

DCP provides for payment of vested deferrals and earnings upon separation from service, death, and disability as well as upon specified in-service payment dates selected by the participants. Participants may elect to receive payments upon specified in-service dates or upon separation from service in the form of lump sum payments or annual installments up to 10 years. Specified in-service date payments may be paid in a lump sum or in up to five (5) annual installments. The DCP is intended to meet the requirements of Section 409A of the Code and other relevant provisions thereunder and related Treasury regulations.

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance
	in Last	in Last	in Last	Withdrawals/	at Last Fiscal
	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Year-End
Name	($)(1)	($)(2)	($)	($)	($)(3)
Mike Jackson(4)	—	—	—	—	—

Michael E. Maroone	134,482	4,000	10,825	—	200,216

Michael J. Short(4)	—	—	—	—	—

J. Alexander McAllister(5)	10,832	4,000	2,092	22,020	—

Jonathan P. Ferrando	25,962	4,000	3,727	—	57,313

Kevin Westfall	90,014	4,000	4,364	—	128,413

(1)	These amounts were included as part of “Salary” for 2007 in the “Summary Compensation Table.”

(2)	Matching contributions made in 2007 were based upon 2006 executive contributions, and were included as part of “All Other Compensation” for 2007 in the “Summary Compensation Table.”

(3)	Of these amounts, the non-vested portions of registrant contributions are: for Mr. Maroone – $2,809; Mr. Ferrando – $2,929; and Mr. Westfall – $2,867. Mr. McAllister forfeited the non-vested portion of his account balance of $2,939 upon his termination.

(4)	Mr. Jackson and Mr. Short did not participate in the DCP.

(5)	Mr. McAllister resigned from the Company effective March 29, 2007 resulting in a distribution of his entire vested account balance.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below reflect the amount of compensation that would have been payable to each of our named executive officers under any contract, agreement, plan or arrangement with us that provides for payment(s) to such executive in the event of termination of such executive’s employment or a change in control of the Company, in each case assuming the termination or change in control occurred effective as of December 31, 2007, the last business day of our most recent fiscal year. The amount of compensation payable to each named executive officer upon “termination for cause,” “voluntary termination” (or “voluntary termination for good reason” and “voluntary termination without good reason”), “death or disability,” “retirement,” “involuntary termination without cause,” and “change in control,” as applicable, is shown below. We have prepared the tables based on the following general assumptions, and the tables should be considered in conjunction with the assumptions and the disclosures below the tables.

General Assumptions

Stock Options

In certain cases upon a termination or change in control, the vesting of unvested options is accelerated. In such cases, the following tables assume the exercise of all unvested stock options that are accelerated at the time of the termination event or a change in control using the closing price per share of our common stock on the New York Stock Exchange as of the last business day of our most recent fiscal year ($15.66). Since vested stock options are already exercisable upon termination (except in the case of a termination for “cause”), no value is attributable in the tables to the extension of the exercise period for such vested options.

Benefits

Messrs. Jackson and Maroone are eligible for health and welfare benefits, including disability and life insurance, in connection with certain termination events, and in such events the tables below reflect our expense in connection with such executive’s elections.

Change in Control

We have not entered into any “change in control” agreements with any of our named executive officers. However, under our stock option plans, in the event of a “change in control” (as defined in our stock option plans), all outstanding options held by such executive shall become immediately exercisable in full and, unless waived in advance of such change in control by our Board, such executive shall have the right to require us to pay, in cancellation of options, an amount equal to the product of (i) the excess of (a) the fair market value per share of the stock over (b) the option price times (ii) the number of shares of stock specified by such executive in a written notice to us. Accordingly, the following tables disclose the value of unvested stock options realized by each of our named executive officers in connection with a “change in control” based on the excess of $15.66, the closing price on the last business day of 2007, over the exercise price times the number of outstanding options held by such executive.

Restrictive Covenant Agreements

Our named executive officers have entered into restrictive covenants and other obligations as contained in various stock option agreements, confidentiality, non-solicitation/no-hire and non-compete agreements, and other similar agreements with us in connection with employment or the grant of stock options. Generally, these restrictive covenants provide a restriction of one (1) year in which the named executive officer may not perform certain activities within specified geographic regions. The competitive activities include generally (i) participating or owning an interest in an entity engaged in the auto business (as defined in the applicable agreement) or any other business of the type and character engaged by us, (ii) employing any person that was employed by us within the prior six (6) months or seeking to induce any such person to leave his or her employment, (iii) soliciting any customer to patronize any business in competition with our business, or (iv) requesting or advising our customers or vendors to withdraw, curtail, or cancel their business with us. In certain cases, the receipt of post-termination payments by our named executive officers is conditioned upon their compliance with these restrictive covenants.

Receipt of Benefits

To the extent required in order to comply with Section 409A of the Code, certain payments that would otherwise be made during the six-month period immediately following the executive’s termination of employment may instead be paid on the first business day after the date that is six months following the executive’s “separation from service” within the meaning of Section 409A.

Description of Triggering Events

(1) Under our employment agreements with each of Messrs. Jackson and Maroone, termination for “cause” generally shall mean termination because of (i) the executive’s breach of any of his covenants contained in the applicable employment agreement, (ii) the executive’s failure or refusal to perform the duties and responsibilities required to be performed by the executive under the terms of the applicable employment agreement, (iii) the executive’s willfully engaging in illegal conduct or gross misconduct in the performance of his duties hereunder (provided, that no act or failure to act shall be deemed “willful” if done, or omitted to be done, in good faith and with the reasonable belief that such action or omission was in our best interest), (iv) the executive’s commission of an act of fraud or dishonesty affecting us or the commission of an act constituting a felony, or (v) the executive’s violation of our policies in any material respect.

(2) Under our employee stock option plans, termination for “cause” generally shall mean termination because of (i) the executive’s conviction for commission of a felony or other crime, (ii) the commission by the executive of any act against us constituting willful misconduct, dishonesty, fraud, theft or embezzlement, (iii) the executive’s failure, inability or refusal to perform any of the material services, duties or responsibilities required of him by us or to materially comply with the policies or procedures established from time to time by us, for any reason other than his illness or physical or mental incapacity, (iv) the executive’s dependence, as determined in good faith by us, on any addictive substance, including, but not limited to, alcohol or any illegal or narcotic drugs, (v) the destruction of or material damage to our property caused by the executive’s willful or grossly negligent conduct, and (vi) the willful engaging by the executive in any other conduct which is demonstrably injurious to us or our subsidiaries, monetarily or otherwise.

(3) Under our employment agreements with each of Messrs. Jackson and Maroone, termination by Messrs. Jackson or Maroone for “good reason” generally shall mean the occurrence of (i) a material change by us in the executive’s duties or responsibilities which would cause executive’s position to become of materially and substantially less responsibility and importance than those associated with his duties or responsibilities as of the date of the applicable employment agreement, or (ii) a material breach of the applicable employment agreement by us, which breach is not cured within ten days after written notice is received by us.

(4) Retirement (as defined in our stock option plans) generally shall mean the named executive officer’s termination of employment or other service from us or a subsidiary of ours after attainment of age 55 and completion of at least six years of service with us or a subsidiary of ours (disregarding any service with an entity prior to becoming a subsidiary or after ceasing to be a subsidiary).

(5) Change in Control (as defined in our stock option plans) generally shall mean if any person shall (i) acquire direct or indirect beneficial ownership of more than 50% of the total combined voting power with respect to the election of directors of our issued and outstanding stock (except that no change in control shall be deemed to have occurred if the persons who were our stockholders immediately before such acquisition own all or substantially all of the voting stock or other interests of such person immediately after such transaction), or (ii) have the power (whether as a result of stock ownership, revocable or irrevocable proxies, contract or otherwise) or ability to elect or cause the election of directors consisting at the time of such election of a majority of the board.

Mike Jackson

Voluntary
		Voluntary	Termination			Involuntary
		Termination	Without			Termination
	Termination	for Good	Good	Death or		Without	Change in
Mike Jackson	for Cause	Reason	Reason	Disability	Retirement	Cause	Control
Cash Severance(1)	—	$2,266,420	—	—	—	$2,266,420	—
Deferred Bonus	—	—	—	—	—	—	—
Acceleration of Unvested Stock Options	—	—	—	—	—	—	—
Post-Separation Health Care	—	$20,005	—	—	—	$20,005	—

(1)	Reflects $1,150,000 in base severance and $1,116,420 in bonus severance.

Termination for Cause

If we terminate Mr. Jackson’s employment for “cause,” he is not entitled to any payments triggered by the termination, and options held by Mr. Jackson on the date of termination, whether vested or unvested, will be cancelled.

Voluntary Termination for Good Reason

If Mr. Jackson terminates his employment with us for “good reason”, as long as Mr. Jackson is in compliance with the restrictive covenants and confidentiality provision of his employment agreement and signs a reasonable and mutually acceptable severance agreement (including a release and a covenant of reasonable cooperation), he will be entitled to receive an amount equal to: (i) the sum of his then-current annual base salary plus annual bonus awarded to him in the calendar year prior to such termination of his employment, as well as (ii) the pro-rata portion (based on the portion of the calendar year actually served by Mr. Jackson) of his annual bonus to which he would have been entitled had his employment not been terminated, to the extent applicable performance targets are met. Payment of the amount due under clause (i) above would be made by us (by lump sum or otherwise) within 30 days following the termination, and payment of the amount due under clause (ii) above would be made by us (in lump sum) at the same time as year 2007 annual bonuses would have been paid to our bonus-eligible employees. (Given the assumed date of termination of December 31, 2007, which was year-end for purposes of our Senior Executive Incentive Bonus Plan, payment of the amount due under clause (ii) (which was $0 for 2007) is included under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table,” not “Cash Severance” in the table above.) Mr. Jackson and his dependents also will be entitled to continue to participate in our group health and welfare benefit plans for a period of 18 months following the termination at the same cost to Mr. Jackson as provided to him prior to termination (or we will procure and pay for comparable benefits during such time period). Moreover, all vested stock options held by Mr. Jackson will survive and be exercisable for the remainder of their initial ten-year term, and all unvested stock options held by him will immediately vest on such termination and will survive and be exercisable for one year following such termination. The value of the immediate vesting of unvested options is reflected in the table above assuming they were exercised on December 31, 2007.

Voluntary Termination Without Good Reason

If Mr. Jackson terminates his employment with us without “good reason,” he is not entitled to any payments triggered by the termination and options held by Mr. Jackson, to the extent exercisable on the date of termination, shall remain exercisable until the date of such option and 60 days following the date of such termination. All other options held by Mr. Jackson shall terminate immediately and he shall have no further right to purchase shares of stock pursuant to the options.

Termination Due to Death or Disability

If Mr. Jackson’s employment is terminated because of death or inability to perform his duties and responsibilities due to a physical or mental disability or sickness for more than 90 days (whether or not consecutive) during any period of 12 consecutive months or a physical or mental disability which is reasonably expected to extend for greater than three months, all options held by Mr. Jackson at the time of termination shall become immediately vested and exercisable in full and shall remain exercisable until the earlier of the expiration date of the option or the third anniversary of the date of termination.

Retirement

In the event of Mr. Jackson’s retirement, all options held by Mr. Jackson at the time of termination shall become immediately vested and exercisable in full and shall remain exercisable until the earlier of the expiration date of the option or the third anniversary of the date of termination.

Involuntary Termination Without Cause

If we terminate Mr. Jackson’s employment without “cause,” as long as Mr. Jackson is in compliance with the restrictive covenants and confidentiality provision of his employment agreement and signs a reasonable and mutually acceptable severance agreement (including a release and a covenant of reasonable cooperation), he will be entitled to receive the same payments and other benefits as described in the “Voluntary Termination for Good Reason” paragraph above.

Material Conditions and Obligations

Mr. Jackson will be subject to the restrictive covenant agreements described under “Executive Compensation — Potential Payments Upon Termination or Change in Control — General Assumptions — Restrictive Covenant Agreements.”

Michael E. Maroone

Voluntary
		Voluntary	Termination			Involuntary
		Termination	Without			Termination
	Termination	for Good	Good	Death or		Without	Change
Michael E. Maroone	for Cause	Reason	Reason	Disability	Retirement	Cause	in Control
Cash Severance(1)	—	$1,728,100	—	—	—	$1,728,100	—
Acceleration of Unvested Stock Options	—	—	—	—	—	—	—
Post-separation Health Care	—	$18,367	—	—	—	$18,367	—

(1)	Reflects $1,000,000 in base severance and $728,100 in bonus severance.

Termination for Cause

If we terminate Mr. Maroone’s employment for “cause,” he is not entitled to any payments triggered by the termination, and options held by Mr. Maroone on the date of termination, whether vested or unvested, will be cancelled, except any stock options granted before March 26, 1999, which would continue to be exercisable through the duration of their original ten-year terms.

Voluntary Termination for Good Reason

If Mr. Maroone terminates his employment with us for “good reason,” as long as Mr. Maroone is in compliance with the restrictive covenants and confidentiality provision of his employment agreement and signs a reasonable and mutually acceptable severance agreement (including a release and a covenant of reasonable cooperation), he will be entitled to receive an amount equal to: (i) the sum of his then-current annual base salary plus annual bonus awarded to him in the calendar year prior to such termination of his employment, as well as (ii) the pro-rata portion (based on the portion of the calendar year actually served by Mr. Maroone) of his annual bonus to which he would have been entitled had his employment not been terminated, to the extent applicable performance targets are met. Payment of the amount due under clause (i) above will be made by us (by lump sum or otherwise) within 30 days following the termination, and payment of the amount due under clause (ii) above will be made by us (in lump sum) at the same time as year 2007 annual bonuses would have been paid to our bonus-eligible employees. (Given the assumed date of termination of December 31, 2007, which was year-end for purposes of our Senior Executive Incentive Bonus Plan, payment of the amount due under clause (ii) (which was $0 for 2007) is included under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table,” not “Cash Severance” in the table above.) Also, Mr. Maroone and his dependents will also be entitled to continue to participate in our group health and welfare benefit plans for a period of 18 months following the termination at the same cost to Mr. Maroone as provided to him prior to termination (or we will procure and pay for comparable benefits during such time period). Moreover, all vested stock options held by Mr. Maroone will survive and be exercisable for the remainder of their initial ten-year term, and all unvested stock options held by him will immediately vest on such termination and will survive and be exercisable for one year following such termination. The value of the immediate vesting of unvested options is reflected in the table above assuming they were exercised on December 31, 2007.

Voluntary Termination Without Good Reason

If Mr. Maroone terminates his employment with us without “good reason,” he is not entitled to any payments triggered by the termination. Options held by Mr. Maroone shall immediately terminate and he shall have no further right to purchase shares of stock pursuant to the options, except that options, to the extent exercisable on the date of termination, shall remain exercisable until the date of such option and 60 days following the date of such termination. Also, notwithstanding the above, any stock options granted before March 26, 1999 would be exercisable through the duration of their original ten-year terms.

Termination Due to Death or Disability

If we terminate Mr. Maroone’s employment because of death or inability to perform his duties and responsibilities due to a physical or mental disability or sickness for more than 90 days (whether or not consecutive) during any period of 12 consecutive months or a physical or mental disability which is reasonably expected to extend for greater than three months, all options held by Mr. Maroone at the time of termination shall become immediately vested and exercisable in full and shall remain exercisable until the earlier of the expiration date of the option or the third anniversary of the date of termination.

Retirement

In the event of Mr. Maroone’s retirement, he will be entitled to receive the same payments and other benefits as described under the section “Voluntary Termination Without Good Reason” above.

Involuntary Termination Without Cause

If we terminate Mr. Maroone’s employment without “cause,” as long as Mr. Maroone is in compliance with the restrictive covenants and the confidentiality provision of his employment agreement and signs a reasonable and mutually acceptable severance agreement (including a release and a covenant of reasonable cooperation), he will be entitled to receive the same payments and other benefits as described in the “Voluntary Termination for Good Reason” paragraph above.

Material Conditions and Obligations

Mr. Maroone will be subject to the restrictive covenant agreements described under “Executive Compensation – Potential Payments Upon Termination or Change in Control – General Assumptions – Restrictive Covenant Agreements.”

Michael J. Short

Involuntary
Termination
	Termination	Voluntary	Death or		Without	Change in
Michael J. Short	for Cause	Termination	Disability	Retirement	Cause	Control
Cash Severance	—	—	—	—	$787,500	—
Acceleration of Unvested Stock Options	—	—	—	—	—	—
Post-Separation Health Care	—	—	—	—	—	—

Jonathan P. Ferrando

Involuntary
Termination
	Termination	Voluntary	Death or		Without	Change in
Jonathan P. Ferrando	for Cause	Termination	Disability	Retirement	Cause	Control
Cash Severance	—	—	—	—	—	—
Acceleration of Unvested Stock Options	—	—	—	—	—	—
Post-Separation Health Care	—	—	—	—	—	—

Kevin P. Westfall

Involuntary
Termination
	Termination	Voluntary	Death or		Without	Change in
Kevin P. Westfall	with Cause	Termination	Disability	Retirement	Cause	Control
Cash Severance	—	—	—	—	—	—
Acceleration of Unvested Stock Options	—	—	—	—	—	—
Post-Separation Health Care	—	—	—	—	—	—

Termination for Cause

If we terminate Messrs. Short’s, Ferrando’s, or Westfall’s employment for “cause,” they are not entitled to any payments triggered by the termination and options held by such executive on the date of termination, whether vested or unvested, will be cancelled.

Voluntary Termination

If Messrs. Short, Ferrando, or Westfall voluntarily terminate their employment for any reason, they are not entitled to any payments triggered by the termination and options held by such executive, to the extent exercisable on the date of termination, shall remain exercisable until the earlier of the expiration date of the options or sixty (60) days following the date of termination.

Termination Due to Death or Disability

If Messrs. Short’s, Ferrando’s, or Westfall’s employment is terminated because of death or disability, they are not entitled to any payments triggered by the termination, and options held by such executive at the time of termination shall become immediately vested and exercisable in full and shall remain exercisable until the earlier of the expiration date of the option or the third anniversary of the date of termination.

Retirement

In the event of Messrs. Short’s, Ferrando’s, or Westfall’s retirement, they will be entitled to receive the same payments and other benefits as described under the section “Voluntary Termination” above.

Involuntary Termination Without Cause

If we terminate Messrs. Ferrando’s or Westfall’s employment without “cause,” they are not entitled to any payments triggered by the termination and options held by such executive, to the extent exercisable on the date of termination, shall remain exercisable until the earlier of the expiration date of the options or 60 days following the date of the termination. Under the terms of his employment letter dated December 27, 2006, if Mr. Short’s employment is terminated by us during the first 24 months of his employment for any reason other than “cause,” death, or disability, he is entitled to receive an amount equivalent to 18 months of his annual base salary, less applicable withholdings.

Material Conditions and Obligations

No material conditions and obligations exist with respect to post-termination payments for Messrs. Ferrando or Westfall.

J. Alexander McAllister

Mr. McAllister resigned from the Company effective March 29, 2007. He did not receive any payments under any contract, agreement or plan, or in connection with his termination of employment, other than a $100,000 retention bonus approved by the Compensation Committee in December 2006 and paid in April 2007.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2007, Messrs. Brown, Crowley, Lampert, Migoya and Ms. Rosenfeld served on our Compensation Committee. Please refer to “Corporate Governance — Does the Board have a policy with regard to related party transactions?” above for a description of certain transactions we entered into since January 1, 2007 in which Messrs. Lampert and Crowley may have an indirect material interest. None of our Compensation Committee members have ever been an officer or employee of AutoNation or any of our subsidiaries and none of our executive officers has served on the Compensation Committee or Board of Directors of any Company of which any of our other directors is an executive officer.

EMPLOYMENT AGREEMENTS

We have entered into employment agreements with Mike Jackson and Michael E. Maroone and an employment letter with Michael J. Short. Summaries of these employment agreements and other employment arrangements are set forth below.

Mike Jackson. On July 25, 2007, we entered into an employment agreement with Mr. Jackson pursuant to which he serves as our Chairman and Chief Executive Officer. The agreement, which expires on September 24, 2010 (subject to earlier termination in certain circumstances), effectively extends Mr. Jackson’s prior employment agreement and provides for a continuation of his base salary of $1,150,000 per year, subject to future increases as determined by the Compensation Committee (or the Executive Compensation Subcommittee, as applicable). Mr. Jackson’s employment agreement also provides for his participation in the AutoNation, Inc. Senior Executive Incentive Bonus Plan, with bonus eligibility (which shall be no less than 133 1/3% of his base salary) and performance objectives as established by the Executive Compensation Subcommittee during the first quarter of each year. A portion of the bonus awards under the AutoNation, Inc. Senior Executive Incentive Bonus Plan are payable to Mr. Jackson on a deferred basis (without interest), subject to certain terms and conditions. The agreement provides that Mr. Jackson will participate in our stock option program during each year of his employment at the discretion of the Executive Compensation Subcommittee. Under the terms of the agreement, if we terminate Mr. Jackson’s employment for any reason other than “cause,” or if he terminates his employment with us for “good reason” (each as defined in the employment agreement), he is entitled to receive an amount equal to the sum of his then-current annual base salary plus annual bonus awarded to him in the calendar year prior to such termination of his employment, as well as the pro rata portion of his annual bonus to which he would have been entitled had his employment not been terminated, to the extent applicable performance targets are met. Additionally, if we terminate Mr. Jackson’s employment without cause or if he terminates employment for good reason, all vested stock options held by him will survive and be exercisable for the remainder of their initial ten-year term and all unvested stock options held by him will immediately vest on such termination and will survive and be exercisable for one year following such termination. The agreement also contains non-competition covenants and provides that Mr. Jackson is entitled to certain benefits during his employment, including limited personal use of our corporate aircraft.

Michael E. Maroone. On July 25, 2007, we entered into an employment agreement with Michael E. Maroone pursuant to which he serves as our President and Chief Operating Officer. The agreement, which expires on December 31, 2010 (subject to earlier termination in certain circumstances), effectively extends Mr. Maroone’s prior employment agreement and provides for a continuation of his base salary of $1,000,000 per year, subject to future increases as determined by the Compensation Committee (or the Executive Compensation Subcommittee, as applicable). The employment agreement also provides for Mr. Maroone’s participation in the AutoNation, Inc. Senior Executive Incentive Bonus Plan, with bonus eligibility (which shall be no less than 100% of his base salary) and performance objectives as established by the Executive Compensation Subcommittee during the first quarter of each year. The agreement provides that Mr. Maroone will participate in our stock option program during each year of his employment at the discretion of the Executive Compensation Subcommittee. Under the terms of the agreement, if we terminate Mr. Maroone’s employment for any reason other than “cause,” or if he terminates his employment with us for “good reason” (each as defined in the employment agreement), he is entitled to receive an amount equivalent to his then-current annual base salary plus annual bonus awarded to him in the calendar year prior to such termination of his employment. In such circumstances, Mr. Maroone would also be entitled to receive the pro rata portion of his annual performance bonus applicable to the period prior to the termination of his employment, provided that the applicable performance targets are met. Additionally, if we terminate Mr. Maroone’s employment without cause or if he terminates employment for good reason, all vested stock options held by him will survive and be exercisable for the remainder of their initial ten-year term and all unvested stock options held by him will immediately vest on such termination and will survive and be exercisable for one year following such termination. The agreement also contains non-competition covenants and provides that Mr. Maroone is entitled to certain benefits during his employment, including limited personal use of our corporate aircraft. By letter to Mr. Maroone dated March 26, 1999, we agreed that upon the termination of Mr. Maroone’s employment with us any stock options granted to Mr. Maroone prior to March 26, 1999 would continue to vest in accordance with their initial vesting schedule and would be exercisable through the duration of their original ten-year terms.

Michael J. Short. On December 27, 2006, we entered into an employment letter with Michael J. Short pursuant to which he serves as our Executive Vice President and Chief Financial Officer. Our letter with Mr. Short provides for Mr. Short’s employment with us at an annual base salary of $525,000. Mr. Short is entitled to participate in the Company’s Senior Executive Incentive Bonus Plan commencing in 2007 with a bonus target of not less than 60% of base salary, with the performance goals and other terms of the bonus as established by the Executive Compensation Subcommittee of the Board. Pursuant to the letter, on January 15, 2007, his start date with us, he received 200,000 options to purchase shares of our common stock at an exercise price of $21.56 per share, the closing price of our common stock on Friday, January 12, 2007, the trading day preceding the grant date. Under the terms of the letter, if Mr. Short’s employment is terminated by us during the first twenty-four (24) months of his employment for any reason other than “cause,” death or disability, he is entitled to receive an amount equivalent to eighteen (18) months of his base salary. In February 2008, the Committee increased Mr. Short’s base salary by $36,000 to $561,000 and his target bonus under the Senior Executive Incentive Bonus Plan from 60% to 75%.

Director Compensation

2007 DIRECTOR COMPENSATION

Each of our non-employee directors receives the following annual fees for service on our Board of Directors:

•	$25,000, plus $1,000 for each Board meeting attended in excess of four annually (the annual fee payable to our directors is prorated based on the number of months served during the year);
•	$1,000 for each committee meeting attended;
•	The Chair of our Audit Committee also receives an annual fee of $10,000 in recognition of the additional time commitment and responsibilities associated with this service;
•	Our directors also are entitled to receipt of an annual vehicle allowance of $22,500 to purchase or lease a Company vehicle in accordance with our Director Vehicle Allowance Program; and
•	Expense reimbursement in connection with Board and committee meeting attendance.

Additionally, our AutoNation, Inc. 2007 Non-Employee Director Stock Option Plan (the “2007 Non-Employee Director Plan”) provides for an initial grant of options to purchase 50,000 shares of our stock immediately upon the appointment of a non-employee director to our Board. The 2007 Non-Employee Director Plan also provides for an annual grant of options to purchase 20,000 shares of our common stock at the beginning of each fiscal year to each non-employee director serving on the Board at such date. Unless otherwise provided, all options granted under the 2007 Non-Employee Director Plan are fully vested and immediately exercisable. Under the 2007 Non-Employee Director Plan, each grant of options to a non-employee director remains exercisable for a term of ten years from the grant date so long as the director remains a member of the Board. The options are exercisable at a price per share equal to the closing price per share of our stock on the NYSE on the date immediately prior to the grant date.

On May 9, 2007, following stockholder approval of the 2007 Non-Employee Director Plan, each non-employee director received his or her annual grant of an option to purchase 20,000 shares of our common stock. Each of Messrs. Grusky and Migoya also received, on May 9, 2007, an additional option to purchase 3,384 shares of our common stock (although each of them were entitled to receive an option to purchase 50,000 shares of our common stock on the date of their appointment to the Board (June 22, 2006), each of them received an option to purchase 46,616 shares of our common stock, since only 93,233 shares remained available for grant at the time of their appointment under our prior non-employee director stock option plan). Ms. Goodman also received, on May 9, 2007, an additional option to purchase 50,000 shares of our common stock (although Ms. Goodman was entitled to receive an option to purchase 50,000 shares of our common stock on the date of her appointment to the Board (February 5, 2007), she did not receive any options, since an insufficient number of shares remained available for grant at the time of her appointment under our prior non-employee director stock option plan). Each option granted on May 9, 2007 discussed above has an exercise price of $20.78 per share.

The table below sets forth compensation paid to our directors during fiscal 2007.

	Fees Earned or	Option		All Other
	Paid in Cash	Awards		Compensation		Total
Name	($)	($)(1)		($)(2)		($)
Robert J. Brown	45,000	164,800	(3)	22,500		232,300

Rick L. Burdick	33,000	164,800	(3)	22,500		220,300

William C. Crowley	36,000	164,800	(3)	22,500		223,300

Kim C. Goodman(4)	27,917	576,800	(3)	20,625	(5)	625,342

Robert R. Grusky	48,000	192,684	(3)	22,500		263,184

Edward S. Lampert(6)	12,417	—		22,500		34,917

Carlos A. Migoya	40,000	192,684	(3)	22,500		255,184

Irene B. Rosenfeld(7)	11,417	—		22,500		33,917

(1)	As of December 31, 2007, each of our non-employee directors held the following number of options: Robert J. Brown – 62,157; Rick L. Burdick – 186,471; William C. Crowley – 150,000; Kim C. Goodman – 70,000; Robert R. Grusky – 70,000; Carlos A. Migoya – 70,000.

(2)	Represents amount provided in accordance with Director Vehicle Allowance Program.

(3)	The grant date fair value of this option award is $8.24 per share calculated in accordance with FAS 123R.

(4)	Ms. Goodman was appointed to the Board on February 5, 2007.

(5)	Vehicle allowance prorated based on appointment to Board in February.

(6)	Mr. Lampert retired from the Board on May 8, 2007. Fees were prorated based on months served.

(7)	Ms. Rosenfeld retired from the Board on May 8, 2007. Fees were prorated based on months served.

DIRECTOR STOCK OWNERSHIP GUIDELINES

The Board believes that directors should be stockholders and have a financial stake in the Company. Toward this end, the Board expects that each director will own shares of the Company’s common stock having a market value of at least $100,000 within five years of first becoming a director or adoption of the Director Stock Ownership guideline (October 28, 2003). Exceptions to this requirement may only be made by the Board under compelling mitigating circumstances. This table reflects the number of shares of our common stock (excluding stock options) beneficially owned by our directors, as of March 14, 2008.

	Ownership as of
	March 14, 2008
	Number of	Dollar Value of	Ownership	Percentage of
Name	Shares(1)	Shares(2)	Requirement	Requirement Met	Compliance Date
Robert J. Brown	5,200	$71,448	$100,000	71.4%	October 28, 2008

Rick L. Burdick	7,500	$103,050	$100,000	103.1%	October 28, 2008

William C. Crowley(3)	66,756,521	$917,234,599	$100,000	917,235%	October 28, 2008

Kim C. Goodman	1,150	$15,801	$100,000	15.8%	February 5, 2012

Robert R. Grusky	3,200	$43,968	$100,000	44.0%	June 22, 2011

Carlos A. Migoya	2,000	$27,480	$100,000	27.5%	June 22, 2011

(1)	The number of shares includes common stock beneficially owned by each director (excluding stock options). For the total number of shares (including stock options) owned by each director as disclosed in accordance with SEC regulations, please see “Stock Ownership Information – Security Ownership of Certain Beneficial Owners and Management” below.

(2)	The value of the shares is based on the closing price of a share of our common stock on the New York Stock Exchange as of March 14, 2008 ($13.74).

(3)	Mr. Crowley is the President and Chief Operating Officer of ESL Investments, Inc. (“ESL”). Mr. Crowley may be deemed to have indirect beneficial ownership of the shares beneficially owned by ESL. Accordingly, the number of shares includes common stock beneficially owned by ESL. Mr. Crowley disclaims beneficial ownership of all shares of ESL, except the 2,406 shares held by Tynan, LLC.

Stock Ownership Information

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 14, 2008 with respect to the beneficial ownership of our stock by (1) each person who is known by us to be a beneficial owner of more than 5% of our stock outstanding, (2) each of our directors, (3) our Chairman and Chief Executive Officer and the other persons named in the Summary Compensation Table in this Proxy Statement, and (4) all of our current directors and executive officers as a group. Share amounts and percentages include shares of our stock that may be acquired by such individual, entity or group upon exercise of all options exercisable on March 14, 2008 or within sixty days thereafter. At March 14, 2008, we had 179,680,290 shares of our common stock outstanding.

		Vested Options
	Shares of	(Including
	Common	Options	Shares of Common Stock
	Stock	Exercisable	Beneficially Owned
Names and Address of Beneficial Owner(1)	Owned	Within 60 Days)	Number	Percent
ESL Investments, Inc.(2)	66,756,521	170,000	66,926,521	37.2%
200 Greenwich Avenue Greenwich, CT 06830

Barclays Global Investors, NA(3)	13,495,619	—	13,495,619	7.5%
45 Fremont Street San Francisco, CA 94105

Hotchkis and Wiley Capital Management, LLC(4)	13,184,200	—	13,184,200	7.3%
725 South Figueroa Street, 39th Floor Los Angeles, California 90017-5439

Goldman Sachs Asset Management, L.P(5) 32 Old Slip New York, NY 10005	10,912,825	—	10,912,825	6.1%

Mike Jackson(6)	315,000	1,149,500	1,464,500	*

Robert J. Brown	5,200	60,000	65,200	*

Rick L. Burdick	7,500	184,314	191,814	*

William C. Crowley(7)	66,756,521	170,000	66,926,521	37.2%

Kim C. Goodman	1,150	90,000	91,150	*

Robert R. Grusky(8)	3,200	90,000	93,200	*

Carlos A. Migoya	2,000	90,000	92,000	*

Michael E. Maroone(9)	2,498,159	3,277,843	5,776,002	3.2%

Michael J. Short(10)	1,563	50,000	51,563	*

Jonathan P. Ferrando(11)	29,767	340,600	370,367	*

Kevin P. Westfall(12)	1,773	101,778	103,551	*

All directors and current executive officers as a group (11 persons)(13)	69,621,833	5,604,035	75,225,868	40.6%

*	Less than 1%.

(1)	Except as otherwise indicated, the mailing address of each person or entity named in the table is AutoNation, Inc., AutoNation Tower, 110 S.E. 6th Street, Fort Lauderdale, Florida 33301.

(2)	Based on a Schedule 13D filed with the SEC on March 13, 2008, the aggregate amount of our common stock beneficially owned by ESL Investments, Inc. includes: (i) 48,794,770 shares held by ESL Partners, L.P.; (ii) 221,701 shares held by ESL Institutional Partners, L.P.; (iii) 9,378,346 shares held in an account established by the investment members of ESL Investors, L.L.C.; (iv) 5,712,083 shares held by CBL Partners, L.P.; (v) 2,406 shares held by Tynan, LLC; (vi) 61,964 shares held by ESL Investment Management, L.P.; (vii) 2,455,251 shares held by

RBS Partners, L.P.; (viii) 130,000 shares held by Edward S. Lampert; and (ix) 170,000 shares issuable upon the exercise of vested options held by Mr. Crowley.

(3)	Based on a Schedule 13G filed with the SEC on February 5, 2008, the aggregate amount of our common stock beneficially owned by Barclays Global Investors, NA consists of (i) 10,469,529 shares held by Barclays Global Investors, NA, (ii) 1,153,117 shares held by Barclays Global Fund Advisors, (iii) 1,097,209 shares held by Barclays Global Investors, Ltd., (iv) 617,262 shares held by Barclays Global Investors Japan Limited, and (v) 158,502 shares held by Barclays Global Investors Canada Limited.

(4)	Based on a Schedule 13G filed with the SEC on February 14, 2008.

(5)	Based on a Schedule 13G filed with the SEC on February 1, 2008.

(6)	The aggregate amount of our common stock beneficially owned by Mr. Jackson consists of: (a) 315,000 shares, all of which are pledged as security, and (b) vested options to purchase 1,149,500 shares. All of the shares and options are owned by a trust of which Mr. Jackson is the sole trustee and beneficiary.

(7)	Mr. Crowley is the President and Chief Operating Officer of ESL Investments, Inc. Mr. Crowley may be deemed to have indirect beneficial ownership of the shares beneficially owned by ESL Investments, Inc. and has vested options to purchase 170,000 shares. Mr. Crowley disclaims beneficial ownership of all shares of ESL Investments, Inc., except the 2,406 shares held by Tynan, LLC.

(8)	Mr. Grusky also has indirect ownership of shares of common stock through his investment in ESL Partners, L.P. Mr. Grusky disclaims beneficial ownership of these shares.

(9)	The aggregate amount of our common stock beneficially owned by Mr. Maroone consists of: (a) 249,265 shares held directly, (b) 2,247,357 shares beneficially owned by Michael Maroone Family Partnership, a Nevada limited partnership controlled by Mr. Maroone, of which 1,451,646 shares are pledged as security, (c) vested options to purchase 3,277,843 shares, and (d) 1,537 shares held through the AutoNation 401(k) Plan.

(10)	The aggregate amount of our common stock beneficially owned by Mr. Short consists of: (a) 1,563 shares held directly and (b) vested options to purchase 50,000 shares.

(11)	The aggregate amount of our common stock beneficially owned by Mr. Ferrando consists of: (a) 28,000 shares owned by Mr. Ferrando and his wife as tenants by the entirety with rights of survivorship, (b) vested options to purchase 340,600 shares, and (c) 1,767 shares held through the AutoNation 401(k) Plan.

(12)	The aggregate amount of our common stock beneficially owned by Mr. Westfall consists of: (a) vested options to purchase 101,778 shares and (b) 1,773 shares held through the AutoNation 401(k) Plan.

(13)	The aggregate amount of our common stock beneficially owned by all directors and our current executive officers as a group includes: (a) vested options to purchase 5,604,035 shares and (b) 5,077 shares held through the AutoNation 401(k) Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors, executive officers and persons who beneficially own 10% or more of our stock file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our stock and our other equity securities. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2007, our directors, executive officers and greater than 10% beneficial owners complied with all such applicable filing requirements, except that a report on Form 4 was filed late with respect to a purchase of common stock by Mr. Grusky.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2007 regarding equity compensation plans approved and not approved by stockholders.

Number of Securities
Remaining Available
	Number of Securities		for Future Issuance
	to be Issued Upon	Weighted-Average	Under Equity
	Exercise of Outstanding	Exercise Price of	Compensation Plans
	Options, Warrants	Outstanding Options,	(Excluding Securities
	and Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders	14,235,539	$16.68	13,999,939	(1)
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	14,235,539	$16.68	13,999,939	(1)

(1)	The AutoNation, Inc. Amended and Restated 1998 Employee Stock Option (the “1998 Plan”) expired on February 3, 2008, and no additional awards may be granted to employees under the 1998 Plan or any other equity compensation plan of AutoNation (other than the recently adopted AutoNation, Inc. 2008 Employee Equity and Incentive Plan (the “2008 Plan”), which was adopted and approved by our Board on March 14, 2008, subject to stockholder approval). At March 14, 2008, a total of 1,703,232 shares remained available for issuance under equity compensation plans of AutoNation (other than the 2008 Plan), all of which were available for issuance under the AutoNation, Inc. 2007 Non-Employee Director Stock Option Plan. If our stockholders do not approve the 2008 Plan by March 14, 2009, any awards granted under the 2008 Plan will be null and void. Please refer to “Proposal 3: Approval of AutoNation, Inc. 2008 Employee Equity and Incentive Plan” for additional information regarding the 2008 Plan.

Proposal 3: Approval of AutoNation, Inc.
2008 Employee Equity and Incentive Plan

On March 14, 2008, our Board of Directors, upon the recommendation of its Compensation Committee, approved a new employee equity and incentive plan, subject to the requisite approval by our stockholders. The purpose of the AutoNation, Inc. 2008 Employee Equity and Incentive Plan (the “2008 Plan”) is to ensure that we attract and retain high-quality employees and independent contractors and to align the interests of our employees and independent contractors with our stockholders. The principal features of the 2008 Plan are summarized below. This summary does not contain all information about the 2008 Plan. A copy of the complete text of the 2008 Plan is attached as Exhibit A to this proxy statement, and the following description is qualified in its entirety by reference to the text of the 2008 Plan.

If the requisite stockholder approval is obtained, the 2008 Plan would be effective as of March 14, 2008 (the date the 2008 Plan was approved by our Board of Directors). The AutoNation, Inc. Amended and Restated 1998 Employee Stock Option Plan (the “1998 Plan”) has expired, and no additional awards may be granted to employees under the 1998 Plan or any other equity compensation plan of AutoNation (other than the recently adopted 2008 Plan). If our stockholders do not approve the 2008 Plan by March 14, 2009, any awards granted under the 2008 Plan will be null and void.

The 2008 Plan is being submitted to our stockholders in order to ensure its compliance with Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”) and the NYSE Corporate Governance Standards concerning stockholder approval of equity compensation plans (the “Corporate Governance Standards”). The Corporate Governance Standards provide that stockholders must be given the opportunity to vote on all equity compensation plans and material revisions thereto. The 2008 Plan is an equity compensation plan (i.e., a plan that provides for the delivery of our common stock to our employees and independent contractors as compensation for their services) and we are asking in this proposal for your approval of the 2008 Plan in compliance with the Corporate Governance Standards.

Section 162(m) denies a deduction by an employer for certain compensation in excess of $1,000,000 per year paid by a publicly held corporation to the following individuals who are employed at the end of the corporation’s taxable year (“Covered Employees”): the Chief Executive Officer and the four other most highly compensated executive officers for whom compensation disclosure is required under the proxy rules. Certain compensation, including compensation based on the attainment of performance goals, is excluded from this deduction limit if certain requirements are met. Among the requirements for compensation to qualify for this exception is that the material terms pursuant to which the compensation is to be paid be disclosed to and approved by the stockholders in a separate vote prior to the payment of any such compensation, and that the plan be administered by “outside directors.” Accordingly, if the 2008 Plan is approved by stockholders and other conditions of Section 162(m) relating to the exclusion for performance-based compensation are satisfied, compensation paid to Covered Employees pursuant to the 2008 Plan will not be subject to the deduction limit of Section 162(m). We are asking in this proposal for your approval of the 2008 Plan and the performance goals that are applicable under the 2008 Plan where an award is intended to qualify as performance-based compensation under Section 162(m).

Summary

Eligibility.  Awards may be granted to employees and independent contractors of the Company and its affiliates.

Administration.  Our Board of Directors, or a committee or subcommittee of the Board of Directors, will administer the 2008 Plan (the “Administrator”).

Stock Subject to Plan.  The maximum number of shares of AutoNation common stock reserved for issuance under the 2008 Plan will be 12,000,000 shares (the “Share Reserve”), subject to adjustment as provided in the 2008 Plan; provided that no more than 2,000,000 shares will be issued pursuant to the grant of awards, other than options or stock appreciation rights, that are settled in shares (“Share Equivalent Awards”). The shares may be treasury shares or authorized but unissued shares. Each share of common stock issued pursuant to an award shall reduce the Share Reserve by one share. To the extent that an award is settled in cash rather than in shares, the Share Reserve shall remain unchanged, provided, however, that the Share Reserve shall be reduced on a one-for-one basis by the number of shares with respect to which a stock appreciation right (or other stock-based award) is exercised if such exercise is settled in shares. If any shares subject to an award are forfeited, cancelled, exchanged, or surrendered, or if an award otherwise terminates or expires without a distribution of shares, such shares will, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for awards under the 2008 Plan. The maximum number of shares of common stock subject to awards that may be granted during any calendar year under the 2008 Plan to any executive officer or other employee whose compensation is or may be subject to Section 162(m) is 2,000,000 shares, subject to adjustment as provided in the 2008 Plan.

Types of Awards.  The 2008 Plan provides for the grant of stock options (including options intended to be “incentive stock options” within the meaning of Section 422 of the Code), stock appreciation rights, restricted stock, restricted stock units and other stock-based and cash-based awards.

Options.  The Administrator will have the authority to determine the grantees to whom options will be granted under the 2008 Plan, the number of shares to be subject to options, and the terms and conditions of options (including whether the option is an incentive stock option), provided that the exercise price of each option may not be less than 100% of the fair market value (as defined in the 2008 Plan) of the common stock on the date of grant. The term of any option granted under the 2008 Plan may not exceed 10 years.

Stock Appreciation Rights.  The Administrator will have the authority to determine the grantees to whom awards of stock appreciation rights may be granted under the 2008 Plan. Stock appreciation rights entitle the holder upon exercise to receive an amount in any combination of cash or shares of common stock (as determined by the Administrator) equal in value to the excess of the fair market value of the shares covered by such right over the grant price. The exercise price for stock appreciation rights will not be less than the fair market value of common stock on the grant date.

Restricted Stock.  The Administrator will have the authority to determine the grantees to whom awards of restricted stock will be granted under the 2008 Plan, the number of shares to be subject to the awards, and the terms and conditions of the awards, including whether the vesting of such an award will be restricted by time or subject to the attainment of one or more performance goals (as described below). An award of restricted stock may provide that the recipient has the right to vote and receive dividends on the restricted stock granted under the 2008 Plan.

Restricted Stock Units.  The Administrator will have the authority to determine the grantees to whom awards of restricted stock units will be granted under the 2008 Plan. Restricted stock units represent the right to receive common stock, cash, or both (as determined by the Administrator) upon vesting. Restricted stock units will vest upon the satisfaction of conditions set forth in the applicable award agreements. Restricted stock units may be forfeited if, for example, the recipient’s employment terminates before the award vests. Except as specified in a restricted stock unit award agreement, the holder of a restricted stock unit award will have none of the rights of a holder of common stock unless and until shares of common stock are actually delivered in satisfaction of such units.

Other Stock-Based Awards.  The Administrator is authorized to grant other stock-based awards that are deemed by the Administrator to be consistent with the purposes of the 2008 Plan. The Administrator will have the authority to determine the terms and conditions of such awards, including applicable performance goals and performance periods.

Other Cash-Based Awards.  Cash-based awards may be granted under the 2008 Plan. The Administrator will have the authority to determine the grantees to whom the awards will be granted, the form of the award and all terms and conditions of the awards, including whether the vesting or payment of any portion of any such award will be subject to the attainment of one or more performance goals. With respect to an individual who is a “covered employee” as defined under Section 162(m), the maximum value of the aggregate payment that any grantee may receive with respect to other cash-based awards in respect of any annual performance period is $5 million and for any other performance period in excess of one year, such amount multiplied by a fraction, the numerator of which is the number of months in the performance period and the denominator of which is twelve.

Performance Goals.  Under the 2008 Plan, the Administrator will have the authority to determine that vesting or payment of an award under the 2008 Plan will be subject to the attainment of one or more performance goals with respect to a performance period. The performance goals may include any or a combination of, or a specified increase or decrease in, the following: net income (before or after taxes); operating income; gross margin; earnings before all or any of interest, taxes, depreciation and/or amortization; revenue; unit sales; cash flow; return on equity; return on assets; return on capital; earnings from continuing operations; cost reduction goals or levels of expenses, costs or liabilities; market share; asset management (e.g., inventory and receivable levels); and customer satisfaction.

No Repricing.  Except in connection with certain corporate transactions (including any stock dividend, stock split, recapitalization, merger, spin-off, or other similar occurrence), the Administrator will not have the authority without first obtaining stockholder approval to (i) reprice (or cancel and regrant) any option, stock appreciation right or other stock-based award at a lower exercise price, (ii) take any other action (whether in the form of an amendment, cancellation or replacement grant) that has the effect of repricing an option, stock appreciation right or other stock-based award at a lower exercise price, or (iii) grant any option, stock appreciation right or other stock-based award that contains a so-called “reload” feature under which additional options, stock appreciation rights or other stock-based awards are granted automatically to the grantee upon exercise of the original option, stock appreciation right or other stock-based award.

Termination of Employment.  Unless otherwise provided by the Administrator in the award agreement or otherwise, upon termination of a grantee’s employment with or service to the Company or its affiliates, other than by reason of death, disability, or retirement, all unvested awards held by such grantee shall immediately terminate, provided, however, that, unless such termination is for Cause (as defined in the 2008 Plan), all options and stock appreciation rights, to the extent exercisable on the date of such termination, will remain exercisable until the earlier of (a) the expiration date of such option or stock appreciation right and (b) the 60th day following the date of such termination.

Except as otherwise provided by the Administrator in the award agreement or otherwise, in the event of a termination as a result of a grantee’s death, disability, or retirement, all awards held by such grantee at the time of such termination will immediately vest, and all options and stock appreciation rights held by such grantee will become exercisable and remain exercisable until the earlier of (a) the expiration date of such option or stock appreciation right and (b) the third anniversary of the date of such termination.

Effect of Change in Control.  In the event of a Change in Control (as defined in the 2008 Plan), unless otherwise provided by the Administrator in an award agreement, (i) all outstanding options and stock appreciation rights will become immediately exercisable, (ii) the restrictions, payment conditions, and forfeiture conditions applicable to any award other than an option or stock appreciation right will lapse, and such awards shall be deemed fully vested, and (iii) any performance conditions imposed with respect to Awards shall be deemed to be achieved at the target level for the applicable performance period.

Furthermore, unless waived in advance of such Change in Control by the Board, each grantee who is an employee of, or an independent contractor providing services to, the Company or its affiliates at the time of such Change in Control will have the right to require the Company to pay, in cancellation of any or all options and stock appreciation rights held by such grantee, an amount equal to the product of (i) the excess of (x) the fair market value per share of common stock over (y) the applicable exercise price, times (ii) the number of shares specified by the grantee in a written notice to the Company prior to or within 30 days after the Change in Control (up to the full number of shares then subject to such option or stock appreciation right).

Transferability of Awards.  No award granted under the 2008 Plan will be assignable or transferable by the grantee, other than by will or the laws of descent and distribution, except that, upon approval by the Board, the grantee may transfer an Award that is not intended to constitute an “incentive stock option” (a) pursuant to a qualified domestic relations order (as defined for purposes of the Employee Retirement Income Security Act of 1974, as amended), or (b) by gift: to a member of the Family (as defined in the 2008

Plan) of the grantee, to or for the benefit of one or more Charitable Organizations (as defined in the 2008 Plan), or to a trust for the exclusive benefit of the grantee, one or more members of the grantee’s Family, one or more Charitable Organizations, or any combination of the foregoing, provided that any such transferee will enter into a written agreement to be bound by the terms of the 2008 Plan.

Amendment or Termination of the 2008 Plan.  Subject to certain limitations, the Board of Directors may, at any time, suspend or terminate the 2008 Plan, or revise or amend it in any respect whatsoever, provided, however, that the Board of Directors will not have the authority to amend the 2008 Plan in such a way that would impair the rights of a grantee with respect to outstanding awards without such grantee’s consent. In addition, stockholder approval is required for any amendment that increases the total number of shares of stock reserved for grant under the 2008 Plan or the number of shares that may be issued with respect to Share Equivalent Awards.

Term of the 2008 Plan.  The Plan shall terminate on the date that is 10 years from the effective date.

New 2008 Plan Benefits

The grant of awards under the 2008 Plan is entirely within the discretion of the Administrator. Accordingly, the benefits or amounts that will be awarded under the 2008 Plan are not presently determinable. In addition, the benefits or amounts which would have been received by or allocated to such persons for the last completed fiscal year if the 2008 Plan had been in effect cannot be determined.

Certain Federal Income Tax Consequences

The following discussion of certain relevant federal income tax effects applicable to stock options and other stock-based awards granted under the 2008 Plan is a summary only, and reference is made to the Code for a complete statement of all relevant federal tax provisions. Tax consequences for any particular individual may be different. This discussion only addresses the federal income tax effects applicable to stock options and other stock-based awards granted under the 2008 Plan, and does not address in any detail the effects of other federal taxes or taxes imposed under state, local or foreign tax laws.

Options

With respect to non-qualified stock options (“NSOs”), the grantee will recognize no income upon grant of the option, and, upon exercise, will recognize ordinary income to the extent of the excess of the fair market value of the shares on the date of option exercise over the amount paid by the grantee for the shares. Upon a subsequent disposition of the shares received under the option, the grantee generally will recognize capital gain or loss to the extent of the difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition.

In general, no taxable income is realized by a grantee upon the grant of an incentive stock option (“ISO”). If shares of common stock are issued to a grantee (“option shares”) pursuant to the exercise of an ISO granted under the 2008 Plan and the grantee does not dispose of the option shares within the two-year period after the date of grant or within one year after the receipt of such option shares by the grantee (a “disqualifying disposition”), then, generally (i) the grantee will not realize ordinary income upon exercise and (ii) upon sale of such option shares, any amount realized in excess of the exercise price paid for the option shares will be taxed to such grantee as long term capital gain (or loss). The amount by which the fair market value of the common stock on the exercise date of an ISO exceeds the purchase price generally will constitute an item which increases the grantee’s “alternative minimum taxable income.”

If option shares acquired upon the exercise of an ISO are disposed of in a disqualifying disposition, the grantee generally would include in ordinary income in the year of disposition an amount equal to the excess of the fair market value of the option shares at the time of exercise (or, if less, the amount realized on the disposition of the option shares), over the exercise price paid for the option shares.

Subject to certain exceptions, an option generally will not be treated as an ISO if it is exercised more than three months following termination of employment. If an ISO is exercised at a time when it no longer qualifies as an ISO, such option will be treated as an NSO as discussed above.

In general, the Company will receive an income tax deduction at the same time and in the same amount as the grantee recognizes ordinary income.

Transferred Options

If incentive stock options or non-qualified stock options are held until death, federal estate and inheritance taxes would be imposed on the fair market value of the options at the time of death. If, however, the holder makes a lifetime gift of non-qualified stock options to permitted family members, trusts for their benefit, or other entities, federal gift taxes would be imposed on the fair market value of the non-qualified stock options at the time of the completed gift (generally, the time at which all service conditions to exercisability have been satisfied).

Stock Appreciation Rights

With respect to stock based stock appreciation rights (“SARs”), a grantee will not realize taxable income and the Company will not be entitled to a deduction with respect to such grant on the date of such grant. Upon the exercise of an SAR, the grantee will realize ordinary income equal to the fair market value of any shares received at the time of exercise. In general, the Company will receive an income tax deduction at the same time and in the same amount as the grantee recognizes ordinary income.

Restricted Stock

A grantee who receives a grant of restricted stock will not recognize any taxable income at the time of the award, provided the shares are subject to restrictions (that is, they are nontransferable and subject to a substantial risk of forfeiture). A grantee’s rights in restricted stock awarded under the 2008 Plan are subject to a substantial risk of forfeiture if the rights to full enjoyment of the shares are conditioned, directly or indirectly, upon the future performance of substantial services by the grantee. However, the grantee may elect under Section 83(b) of the Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award, determined without regard to the restrictions. If the grantee does not make a Section 83(b) election within 30 days of receipt of the restricted shares, the fair market value of the shares on the date the restrictions lapse, less any amount paid by the grantee for such shares, will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse. The Company generally will be entitled to a compensation deduction for the amount of compensation income the grantee recognizes.

Restricted Stock Units

A grantee will not have taxable income upon grant of restricted stock units. Instead, the grantee will recognize ordinary income equal to (i) the amount of cash paid and/or (ii) the fair market value of the shares of common stock or other property on their respective payment dates when such cash, shares of common stock, and/or other property are delivered or paid to the grantee in accordance with the terms of the restricted stock unit award. The grantee will also recognize ordinary income to the extent he or she receives current payments of dividend equivalents in respect of his or her restricted stock unit award. In general, the Company will receive an income tax deduction at the same time and in the same amount as the grantee recognizes ordinary income.

Other Types of Awards

Other types of awards under the 2008 Plan generally would result in taxable ordinary income to the grantee, the amount and timing of which would depend upon the terms and conditions of the particular award. In general, the Company will receive an income tax deduction at the same time and in the same amount as the grantee recognizes ordinary income.

Tax Consequences of Change in Control

The accelerated vesting of awards under the 2008 Plan in connection with a Change in Control could cause award holders to be subject to the federal excise tax on “excess parachute payments” and cause a corresponding loss of deduction on the part of the Company. In addition, options that otherwise qualified as ISOs could be treated as NSOs as a result of such accelerated vesting.

Your Board of Directors unanimously recommends a vote FOR approval of the
AutoNation, Inc. 2008 Employee Equity and Incentive Plan. Proxies solicited by your
Board will be so voted unless stockholders specify a different choice.

Proposal 4: Stockholder Proposal

The stockholder proposal set forth below was submitted to the Company by John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, a purported owner of at least 200 shares of our common stock. Mr. Chevedden’s proposal is printed below verbatim, and we have not endeavored to correct any erroneous statements or typographical errors contained therein. Mr. Chevedden has advised the Company that he intends to present the following resolution at our Annual Meeting. The Company is not responsible for the contents of this proposal or the supporting statement. Our Board has recommended a vote against the proposal for the reasons set forth following the proposal.

“4 – Special Shareholder Meetings

RESOLVED, Shareholders ask our board to amend our bylaws and/or any other appropriate governing documents in order that there is no restriction on the shareholder right to call a special meeting, compared to the standard allowed by applicable law on calling a special meeting.

Special meetings allow investors to vote on important matters, such as a takeover offer, that can arise between annual meetings. If shareholders cannot call special meetings, management may become insulated and investor returns may suffer.

Shareholders should have the ability to call a special meeting when they think a matter is sufficiently important to merit expeditious consideration. Shareholder control over timing is especially important regarding a major acquisition or restructuring, when events unfold quickly and issues may become moot by the next annual meeting.

Eighteen (18) proposals on this topic averaged 56% – support in 2007 – including 74% – support at Honeywell (HON) according to RiskMetrics (formerly Institutional Shareholder Services). Fidelity and Vanguard support a shareholder right to call a special meeting.

The merits of this proposal should also be considered in the context of our company’s overall corporate governance structure and individual director performance. For instance in 2007 the following structure and performance issues were identified:

•	Our Executive Pay Committee was made up of only one person.

•	We did not have an Independent Chairman or even a Lead Director – Independence concern.

•	Our 8-member board has two insiders and one inside related director – Independence concern.

•	Insiders hold approximately 30% of our stock.

•	Still our management resorted to spending extra money to influence shareholder votes.

•	We had no shareholder right to Cumulative voting.

Additionally:

•	The amount of our CEO’s “All Other Compensation” questions our board’s ability to ensure that the executive compensation process is sufficiently performance-related, according to The Corporate Library http://www.thecorporatelibrary.com, an independent investment research firm.

•	The editorial practices in the 2007 annual meeting proxy lead to the question of whether it was professionally proofread.

•	Three directors owned zero stock:

Mr. Goodman
Mr. Grusky
Mr. Crowley

•	Mr. Burdick received the most withhold votes.

The above concerns shows there is room for improvement and reinforces the reasons to encourage our board to respond positively to this proposal:

Special Shareholder Meetings —
Yes on 4”

Our Board of Directors recommends a vote AGAINST this stockholder proposal.

Under our by-laws, a special meeting of stockholders may be called at any time by the Board of Directors. This by-law provision conforms to the requirements of the Delaware General Corporation Law, and is an appropriate corporate governance provision because it

•	enables the orderly conduct of our business,

•	affords the Board of Directors ample notice and opportunity to respond to proposals, and

•	allows our directors, according to their fiduciary obligations, to exercise their business judgment to determine when it is in the best interest of stockholders to convene a special meeting.

The Board of Directors opposes Mr. Chevedden’s proposal because it does not believe that it is in the best interest of AutoNation and all of its stockholders. The proposal asks the Board to amend our by-laws to provide that there is no restriction on the stockholder right to call a special meeting, “compared to the standard allowed by applicable law on calling a special meeting.” If adopted, this proposal could be interpreted to enable any stockholder of the Company, regardless of the number of shares owned by such stockholder, to have the unlimited ability to call special meetings for any purpose and at any time. The proposal would give single stockholders disproportionate power over our other stockholders, and could subject the Company and the Board to constant disruption from stockholder activists or special interest groups with an agenda not in the best interest of the Company or our stockholders. Additionally, special meetings could impose substantial administrative and financial burdens on the Company and could significantly disrupt the conduct of the Company’s business.

For a Company with as many stockholders as AutoNation, a special meeting of stockholders is a very expensive and time-consuming affair because of the legal costs in preparing required disclosure documents, and printing and mailing costs. Additionally, preparing for stockholder meetings requires significant time and attention of the Board of Directors, members of senior management and significant employees, diverting their attention away from performing their primary function which is to operate the business of the Company in the best interest of our stockholders. Calling special meetings of stockholders is not a matter to be taken lightly, and special meetings should be extraordinary events that only occur when either fiduciary obligations or strategic concerns require that the matters to be addressed cannot wait until the next annual meeting.

Because each director is elected annually, our directors are already accountable to the Company’s stockholders. The Board also believes that the current timing and process set forth in our by-laws to allow stockholders to submit a proposal and bring a matter to an annual meeting for a vote is an effective means for stockholders to voice their concerns, as well as an efficient use of the Company’s resources. The timing and process to submit a proposal for the 2009 annual meeting is described on page 56 of this proxy statement. Furthermore, our by-laws permit stockholders to act by written consent at any time in lieu of a meeting.

We note that Mr. Chevedden submitted a similar stockholder proposal to the Company last year to give holders of 10% of our common stock the ability to call a special meeting. Mr. Chevedden’s proposal was soundly rejected by stockholders with approximately 67% of the shares that voted on the proposal voting against it.

For the foregoing reasons, your Board of Directors recommends a vote AGAINST this stockholder proposal. Proxies solicited by your Board will be so voted unless stockholders specify a different choice.

Proposal 5: Stockholder Proposal

The proposal set forth below was submitted to the Company by the International Brotherhood of Electrical Workers Pension Benefit Fund (referred to as the “Fund”), 900 Seventh Street, NW, Washington, D.C. 2001, a purported owner of at least $2,000 in market value of our common stock. The Fund’s proposal is printed below verbatim, and we have not endeavored to correct any erroneous statements or typographical errors contained therein. The Fund has advised the Company that it intends to present the following resolution at our Annual Meeting. The Company is not responsible for the contents of this proposal or the supporting statement. Our Board has recommended a vote against the proposal for the reasons set forth following the proposal.

“RESOLVED, that shareholders of “AutoNation Inc.” (the “Company”) request the board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

SUPPORTING STATEMENT

In our view, senior executive compensation at AutoNation Inc. has not always been structured in ways that best serve shareholders’ interests. For example, a 2007 Proxy Governance Inc. (“PGI”) report listed AutoNation’s performance in the past five years as lagging peers with respect to total shareholder returns, cash from operations/equity and return on equity. The same PGI report showed CEO and other NEO pay at peer companies as 25 percent and 23 percent above median pay respectively.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. The idea of an advisory vote on compensation has also been endorsed by the Council of Institutional Investors and a survey by the Chartered Financial Analyst Institute found that 76% of its members favored giving shareholders an advisory vote. In addition, a bill to provide for annual advisory votes on compensation passed in the House of Representatives by a 2-to-1 margin.

In contrast to U.S. practices, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice.

Currently U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages.

Similarly, performance criteria submitted for shareholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

Accordingly, we urge the board to allow shareholders to express their opinion about senior executive compensation by establishing an annual referendum process. The results of such a vote could provide our board with useful information about shareholders views on the company’s senior executive compensation, as reported each year.

We urge shareholders to vote for this proposal.”

Our Board of Directors recommends a vote AGAINST this stockholder proposal.

AutoNation’s Compensation Committee and its Executive Compensation Subcommittee, each comprised entirely of independent directors elected by stockholders, review and approve annually the compensation for the executive officers of the Company. As discussed above under “Compensation Discussion and Analysis,” the Compensation Committee’s fundamental philosophy is to closely link executive compensation with the achievement of Company performance goals and to create an owner-oriented pay-for-performance culture. The Compensation Committee’s objectives in administering our compensation program for executive officers are to ensure that we are able to attract and retain highly-skilled executives and to provide a compensation program that incentivizes management to optimize business performance, deploy capital productively and increase long-term stockholder value. If implemented, an advisory vote could have the effect of interfering with the Company’s ability to meet these objectives and, in our view, would be contrary to best corporate governance practices of vesting authority over compensation with an independent compensation committee comprised of elected directors.

Furthermore, the Compensation Committee considers both public and confidential information about the Company’s strategies and performance when assessing executive performance and determining compensation. Some of the confidential information could not be made available to stockholders without also providing such information to the Company’s competitors. If implemented, an advisory vote would require the Company either to ask stockholders to endorse or reject compensation decisions without complete information or to disclose competitively sensitive information in a public document.

In addition, the Board believes that the Company already maintains an effective means for stockholders to communicate directly with the Board and any Board committee, as discussed above under “Corporate Governance — Can our stockholders and interested parties communicate with our directors?” We believe that by using such direct communication, stockholders can effectively provide the Board with meaningful insight into specific concerns regarding compensation of the Company’s executive officers. An advisory vote, on the other hand, may not communicate meaningful or specific criticism that could be used by the Board to address stockholder concerns. Instead, an advisory vote would require the Compensation Committee to speculate about the meaning of the stockholder vote. For example, a negative vote could signify that stockholders do not approve of the amount or type of compensation awarded, or alternatively that stockholders do not approve of the format or level of disclosure in the Summary Compensation Table and accompanying narrative disclosure. Any conclusions that the Compensation Committee might reach could be speculative due to the lack of information conveyed through the vote and therefore counter-productive to the desired effect of such vote.

The Company complies with the rules of the Securities and Exchange Commission regarding disclosure of compensation information. The Company fully and fairly discloses the relevant details of its executive compensation in each annual proxy statement so that stockholders may evaluate the Company’s approach to rewarding its executives. The Company believes its compensation policies and practices result from a disciplined and thorough process for determining executive compensation, as outlined above under “Compensation Discussion and Analysis.”

The proposal suggests that companies in the United Kingdom have been successful in implementing an advisory vote and that, therefore, companies in the United States should resort to this approach. However, given the vast differences between the United Kingdom and the United States in corporate governance policies, the United Kingdom’s success and experience with such stockholder advisory votes offers little or no guidance as to the effect that it may have on our company.

The Company is currently not aware of any of its competitors that have adopted this practice and very few U.S. public companies have adopted this practice. Therefore, the proposal would subject the Company to an advisory vote requirement without any assurance that other public companies, particularly its industry peers, would be subject to a similar requirement. Adoption of the proposal could therefore put the Company at a competitive disadvantage vis-à-vis its competitors whose compensation reports are not subject to an advisory vote and negatively affect stockholder value.

For the foregoing reasons, your Board of Directors recommends a vote AGAINST this stockholder proposal. Proxies solicited by your Board will be so voted unless stockholders specify a different choice.

Other Matters

We are not aware of any other matters that will be properly brought before the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, Messrs. Jackson and Ferrando will vote as recommended by our Board of Directors or, if no recommendation is given, in accordance with their judgment. The accompanying form of proxy has been prepared at the direction of our Board of Directors and is being sent to you at the request of our Board of Directors. Messrs. Jackson and Ferrando were designated to be your proxies by our Board of Directors.

Stockholder Proposals for Next Year’s Annual Meeting

As more specifically provided in our by-laws, no business may be brought before an Annual Meeting unless it is specified in the notice of the Annual Meeting or is otherwise brought before the Annual Meeting by or at the direction of our Board of Directors or by a stockholder entitled to vote who has delivered proper notice to us not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting. Accordingly, any stockholder proposal to be considered at the 2009 Annual Meeting of Stockholders, including nominations of persons for election to our Board, generally must be properly submitted to us not earlier than January 7, 2009 nor later than February 6, 2009. Detailed information for submitting stockholder proposals or nominations of director candidates will be provided upon written request to the Secretary of AutoNation, Inc., 110 S.E. 6th Street, Fort Lauderdale, Florida 33301. These requirements are separate from the Securities and Exchange Commission’s requirements that a stockholder must meet in order to have a stockholder proposal included in our Proxy Statement for the 2009 Annual Meeting of Stockholders.

Stockholders interested in submitting a proposal for inclusion in our proxy materials for the 2009 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended. To be eligible for inclusion in such proxy materials, stockholder proposals must be received by our Secretary not later than November 27, 2008.

Exhibit A

AUTONATION, INC.
2008 EMPLOYEE EQUITY AND INCENTIVE PLAN

AutoNation, Inc. (the “Company”) hereby adopts this AutoNation, Inc. 2008 Employee Equity and Incentive Plan (the “Plan”), the terms of which shall be as follows:

1.	PURPOSE

The Plan is intended to advance the interests of the Company by providing eligible individuals (as designated pursuant to Section 4 below) with an opportunity to acquire or increase a proprietary interest in the Company, and to receive performance-based cash incentive compensation, which thereby will create a stronger incentive to expend maximum effort for the growth and success of the Company and its subsidiaries, and will encourage such eligible individuals to remain in the employ of the Company or one or more of its subsidiaries. Pursuant to the provisions hereof, there may be granted Options (as such term is defined below), Stock Appreciation Rights (as such term is defined in Section 9(e)), Restricted Stock (as such term is defined in Section 10(a)), Restricted Stock Units (as such term is defined in Section 10(b)), other stock-based awards (including but not limited to dividend equivalents, performance units and other long-term stock-based awards) and cash-based awards (collectively, “Awards”); excluding, however, reload or other automatic Awards made upon exercise of Options, which Awards shall not be granted under the Plan. Each stock option granted under the Plan (an “Option”) shall be an option that is not intended to constitute an “incentive stock option” (“Incentive Stock Option”) within the meaning of Section 422 of the Internal Revenue Code of 1986, or the corresponding provision of any subsequently-enacted tax statute, as amended from time to time (the “Code”), unless such Option is granted to an employee of the Company or a “subsidiary corporation” (a “Subsidiary”) thereof within the meaning of Section 424(f) of the Code and is specifically designated at the time of grant as being an Incentive Stock Option. Any Option so designated shall constitute an Incentive Stock Option only to the extent that it does not exceed the limitations set forth in Section 7 below.

2.  ADMINISTRATION

(a) BOARD.  The Plan shall be administered by the Board of Directors of the Company (the “Board”), which in its sole discretion shall have the full power and authority to take all actions, and to make all determinations required or provided for under the Plan or any Award granted or Award Agreement (as defined in Section 8 below) entered into under the Plan and all such other actions and determinations not inconsistent with the specific terms and provisions of the Plan deemed by the Board to be necessary or appropriate to the administration of the Plan or any Award granted or Award Agreement entered into hereunder. All such actions and determinations shall be by the affirmative vote of a majority of the members of the Board present at a meeting at which any issue relating to the Plan is properly raised for consideration, or without a meeting by written consent of the Board executed in accordance with the Company’s Certificate of Incorporation and By-Laws, and with applicable law. The interpretation and construction by the Board of any provision of the Plan or of any Award granted or Award Agreement entered into hereunder shall be final and conclusive.

(b) COMMITTEE.  The Board may from time to time appoint a committee or subcommittee (the “Committee”) consisting of not less than two members of the Board, none of whom shall be an officer or other salaried employee of the Company or any Subsidiary, and, unless otherwise determined by the Board, each of whom shall qualify in all respects as an “outside director” for purposes of Section 162(m) of the Code. The Board, in its sole discretion, may provide that the role of the Committee shall be limited to making recommendations to the Board concerning any determinations to be made and actions to be taken by the Board pursuant to or with respect to the Plan, or the Board may delegate to the Committee such powers and authorities related to the administration of the Plan, as set forth in Section 2(a) above, as the Board shall determine, consistent with the Certificate of Incorporation and By-Laws of the Company and applicable law. The Board may remove members, add members, and fill vacancies on the Committee from time to time, all in accordance with the Company’s Certificate of Incorporation and By-Laws, and with applicable law. All actions and determinations of the Committee shall be by the affirmative vote of a majority of the members of the

Committee present at a meeting at which any issue relating to the Plan is properly raised for consideration or without a meeting by written consent of the Committee executed in accordance with applicable law.

(c) NO LIABILITY.  No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted or Award Agreement entered into hereunder.

(d) DELEGATION TO THE COMMITTEE.  In the event that the Plan, any Award granted, or Award Agreement entered into hereunder provides for any action to be taken by or determination to be made by the Board, such action may be taken by or such determination may be made by the Committee if the power and authority to do so has been delegated to the Committee by the Board as provided for in Section 2(b) above. Unless otherwise expressly determined by the Board, any such action or determination by the Committee shall be final and conclusive.

3.  STOCK

The stock that may be issued pursuant to Awards granted under the Plan shall be shares of common stock, $0.01 par value, of the Company (the “Stock”), which shares may be treasury shares or authorized but unissued shares. The number of shares of Stock that may be issued pursuant to Awards granted under the Plan shall not exceed in the aggregate 12,000,000 shares (the “Share Reserve”), subject to adjustment as provided in Section 17 below; provided that no more than 2,000,000 shares shall be issued pursuant to the grant of Awards, other than Options or Stock Appreciation Rights, that are settled in Stock (such Awards, “Share Equivalent Awards”). Each share of Stock issued pursuant to an Award shall reduce the Share Reserve by one share. To the extent that an Award is settled in cash rather than in shares of Stock, the Share Reserve shall remain unchanged; provided, however, that the Share Reserve shall be reduced on a one-for-one basis by the number of shares of Stock with respect to which a Stock Appreciation Right (or other Stock-Based Award) is exercised if such exercise is settled in shares of Stock. If any shares of Stock subject to an Award are forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of shares to the Participant (as such term is defined in Section 6), the shares of Stock with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan. Further, Stock issued under the Plan through the settlement, assumption or substitution of outstanding Awards as a condition of the Company acquiring another entity shall not reduce the maximum number of shares of Stock available for delivery. The maximum number of shares of Stock subject to Awards that may be granted during any calendar year under the Plan to any executive officer or other employee of the Company or any Subsidiary or Affiliate whose compensation is or may be subject to Code Section 162(m) (a “Covered Employee”) is 2,000,000 shares (subject to adjustment as provided in Section 17 hereof).

4.  ELIGIBILITY

(a) EMPLOYEES.  Awards may be granted under the Plan to any employee of the Company, a Subsidiary or any other entity of which on the relevant date at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions (“Voting Securities”) are at the time owned directly or indirectly by the Company or any Subsidiary (such entity, “Affiliate”), including any such employee who is an officer or director of the Company, a Subsidiary or an Affiliate, as the Board shall determine and designate from time to time prior to expiration or termination of the Plan.

(b) INDEPENDENT CONTRACTORS.  Awards may be granted to independent contractors performing services for the Company or any Subsidiary or Affiliate as determined by the Board from time to time on the basis of their importance to the business of the Company or such Subsidiary or Affiliate. Independent contractors shall not be eligible to receive Options intended to constitute Incentive Stock Options. Non-employee directors of the Company shall not be eligible to receive Awards under the Plan.

(c) MULTIPLE GRANTS.  An individual may hold more than one Award, subject to such restrictions as are provided herein.

5.  EFFECTIVE DATE AND TERM OF THE PLAN

(a) EFFECTIVE DATE.  The Plan shall be effective as of the date of adoption by the Board, which date is set forth below, subject to approval of the Plan, within one year of such effective date, by the stockholders of the Company by a majority of the votes present and entitled to vote at a duly held meeting of the stockholders, at which a quorum representing a majority of all outstanding voting stock is present, either in person or by proxy or by written consent in accordance with the Company’s Certificate of Incorporation and By-Laws; provided, however, that upon approval of the Plan by the stockholders of the Company as set forth above, all Awards granted on or after the effective date shall be fully effective as if the stockholders of the Company had approved the Plan on the effective date. If the stockholders fail to approve the Plan within one year of such effective date, any Awards granted hereunder shall be null and void and of no effect. Notwithstanding any other provision of the Plan, no Option granted to a Participant under the Plan shall be exercisable in whole or in part, and no shares of Stock with respect to a Share Equivalent Award or Stock Appreciation Right shall be issued, prior to the date the Plan is approved by the stockholders of the Company as provided in this Section 5(a).

(b) TERM.  The Plan shall terminate on the date that is ten (10) years from the effective date.

6.  GRANT OF AWARDS

Subject to the terms and conditions of the Plan, the Board may, at any time and from time to time, prior to the date of termination of the Plan, grant to such eligible individuals as the Board may determine (“Participants”), Awards with respect to such number of shares of Stock or amounts of cash on such terms and conditions as the Board may determine. The date on which the Board approves or ratifies the grant of an Award (or such later date as the Board may designate) shall be considered the date on which such Award is granted.

7.  LIMITATION ON INCENTIVE STOCK OPTIONS

An Option intended to constitute an Incentive Stock Option (and so designated at the time of grant) shall qualify as an Incentive Stock Option only to the extent that the aggregate fair market value (determined at the time the Option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under the Plan and all other plans of the Participant’s employer corporation and its parent and subsidiary corporations within the meaning of Section 422(d) of the Code) does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which they were granted.

8.  AWARD AGREEMENTS

All Awards granted pursuant to the Plan shall be evidenced by written agreements (“Award Agreements”), to be executed by the Company and by the Participant, in such form or forms as the Board shall from time to time determine. Award Agreements covering Awards granted from time to time or at the same time need not contain similar provisions; provided, however, that all such Award Agreements shall comply with all terms of the Plan.

9.  OPTIONS AND STOCK APPRECIATION RIGHTS

(a) OPTION PRICE.  The purchase price of each share of the Stock subject to an Option shall be not less than 100 percent of the fair market value of a share of the Stock, which shall mean the closing price of a share of the Stock on the date the Option is granted as reported on the principal nationally recognized stock exchange on which the Stock is traded on such date, or if the date of grant is not a trading day, the reported closing price of the Stock on the next trading day (the “Option Price”); provided however, that in the event that the Participant would otherwise be ineligible to receive an Incentive Stock Option by reason of the provisions of Section 422(b)(6) and 424(d) of the Code (relating to stock ownership of more than 10 percent), the Option Price of an Option that is intended to be an Incentive Stock Option shall be not less than 110 percent of the fair market value of a share of Stock.

(b) OPTION PERIOD.  Each Option granted under the Plan shall terminate and all rights to purchase shares thereunder shall cease upon the expiration of ten years from the date such Option is granted, or on such date prior thereto as may be fixed by the Board and stated in the Award Agreement relating to such Option; provided, however, that in the event the Participant would otherwise be ineligible to receive an Incentive Stock Option by reason of the provisions of Sections 422(b)(6) and 424(d) of the Code (relating to stock ownership of more than 10 percent), an Option granted to such Participant that is intended to be an Incentive Stock Option shall in no event be exercisable after the expiration of five years from the date it is granted.

(c) OPTION VESTING AND LIMITATIONS ON EXERCISE.  Except as otherwise provided herein, each Option shall become exercisable with respect to 25% of the total number of shares subject to the Option on the date that is 12 months after the date of its grant (the “Vesting Date”) and with respect to an additional 25% of the number of such shares on each of the next three succeeding anniversaries of the Vesting Date; provided, however, that the Board may provide that an Option may be exercised, in whole or in part, at any time and from time to time, over a period commencing on or after the date of grant and ending upon the expiration or termination of the Option, as the Board shall determine and set forth in the Award Agreement relating to such Option. Without limiting the foregoing, the Board, subject to the terms and conditions of the Plan, may provide that an Option may be exercised immediately upon grant or that it may not be exercised in whole or in part for any period or periods of time during which such Option is outstanding; provided, however, that any vesting requirement or other such limitation on the exercise of an Option may be rescinded, modified or waived by the Board, at any time and from time to time after the date of grant of such Option, so as to accelerate the time at which the Option may be exercised.

(d) METHOD OF OPTION EXERCISE.  An Option that is exercisable hereunder may be exercised pursuant to such procedures as may be established by the Company from time to time. The Company shall establish procedures governing the payment of the Option Price for the shares of Stock purchased pursuant to the exercise of an Option, which shall require that the Option Price be paid in full at the time of exercise in one of the following ways: (i) in cash or cash equivalents, (ii) with the consent of the Company, in shares of Stock, valued at fair market value on the date of exercise, or (iii) the Company may permit such payment of exercise price by any other method it deems satisfactory in its discretion (including by permitting broker’s cashless exercise procedure). An attempt to exercise any Option granted hereunder other than as set forth above shall be invalid and of no force and effect. An individual holding or exercising an Option shall have none of the rights of a stockholder until the shares of Stock covered thereby are fully paid and issued to him and, except as provided in Section 17 below, no adjustment shall be made for dividends or other rights for which the record date is prior to the date of such issuance.

(e) STOCK APPRECIATION RIGHTS.  The Board may, from time to time, grant Awards of Stock Appreciation Rights, subject to such restrictions, terms and conditions as the Board shall determine and as shall be evidenced by the applicable Award Agreement (provided that any such Award is subject to the terms and conditions set forth in this Section 9(e)). A “Stock Appreciation Right” is the right, granted to a Participant under this Section 9(e), to be paid an amount measured by the appreciation in the fair market value of a share of Stock from the date of grant to the date of exercise of the right, with payment to be made in cash and/or share(s) of Stock, as specified in the Award Agreement or determined by the Board. The number of shares of Stock underlying each Stock Appreciation Right and the exercise price in effect for those shares shall be determined by the Board. In no event, however, shall the exercise price for each share of Stock underlying the Stock Appreciation Right (the “Stock Appreciation Right Price”) be less than one hundred percent (100%) of the fair market value per underlying share of Stock on the grant date (which shall mean the closing price of a share of the Stock on the date the Stock Appreciation Right is granted as reported on the principal nationally recognized stock exchange on which the Stock is traded on such date, or if the date of grant is not a trading day, the reported closing price of the Stock on the next trading day). Upon exercise of a Stock Appreciation Right, the holder shall be entitled to receive a distribution from the Company in an amount equal to the excess of (i) the aggregate fair market value on the exercise date of the shares of Stock underlying the portion of the Stock Appreciation Right being exercised (which shall be determined by reference to the closing price of a share of the Stock on the date the Stock Appreciation Right is exercised as reported on the principal nationally recognized stock exchange on which the Stock is traded on such date, or if the date of exercise is not a trading day, the reported closing price of the Stock on the next trading day) over (ii) the aggregate exercise price of the portion of the Stock Appreciation Right being exercised. The distribution with respect to any exercised Stock Appreciation Right may be made in shares of Stock valued at the fair market value of such shares on the exercise date, in cash, or partly in shares of Stock and partly in cash, as the Board shall deem appropriate. Each Stock Appreciation Right granted under the Plan shall terminate and all rights to receive an amount equal to the appreciation in the fair market value of a share of Stock shall cease upon the expiration of ten (10) years from the date such Stock Appreciation Right is granted or on such date prior thereto as may be fixed by the Board and stated in the Award Agreement relating to such Stock Appreciation Right. No recipient of an award of Stock Appreciation Rights shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock issuable upon exercise of such Stock Appreciation Rights, except to the extent that the Company has issued the shares of Stock relating to such Stock Appreciation Rights.

(f) NO REPRICING.  Notwithstanding anything herein to the contrary, but subject to Section 17 hereof, neither the Board, the Committee nor their respective delegates shall have the authority without first obtaining the approval of the Company’s stockholders to (i) reprice (or cancel and regrant) any Option, Stock Appreciation Right or other Stock-Based Award at a lower exercise price, (ii) take any other action (whether in the form of an amendment, cancellation or replacement grant) that has the effect of repricing an Option, Stock Appreciation Right or other Stock-Based Award at a lower exercise price, or (iii) grant any Option, Stock Appreciation Right or other Stock-Based Award that contains a so-called “reload” feature under which additional Options, Stock Appreciation Rights or other Stock-Based Awards are granted automatically to the Participant upon exercise of the original Option, Stock Appreciation Right or other Stock-Based Award.

10.  RESTRICTED STOCK, RESTRICTED STOCK UNITS AND OTHER STOCK-BASED OR CASH-BASED AWARDS

(a) RESTRICTED STOCK.  The Board may, from time to time, grant Awards of shares of Stock that may be subject to certain restrictions and to a risk of forfeiture (“Restricted Stock”), subject to such restrictions, terms, and conditions as the Board shall determine and as shall be evidenced by the applicable Award Agreement. The vesting of a Restricted Stock Award granted under the Plan may be conditioned upon the completion of a specified period of employment or service with the Company or any Subsidiary or Affiliate, upon the attainment of specified Performance Goals (as defined in Section 10(d)), and/or upon such other criteria as the Board may determine. The Board may, upon such terms and conditions as the Board determines, provide that a certificate or certificates representing the shares underlying a Restricted Stock Award shall be registered in the Participant’s name and bear an appropriate legend specifying that such shares are not transferable and are subject to the provisions of the Plan and the restrictions, terms and conditions set forth in the applicable Award Agreement, or that such certificate or certificates shall be held in escrow by the Company on behalf of the Participant until such shares become vested or are forfeited. If and to the extent that the applicable Award Agreement may so provide, a Participant shall have the right to vote and receive dividends on Restricted Stock granted under the Plan. Unless otherwise provided in the applicable Award Agreement, any Stock received as a dividend on or in connection with a stock split of the shares of Stock underlying a Restricted Stock Award shall be subject to the same restrictions as the shares of Stock underlying such Restricted Stock Award.

(b) RESTRICTED STOCK UNITS.  The Board may, from time to time, grant Awards of rights to receive in cash or shares of Stock, as determined by the Board, the fair market value of a share of Stock at the end of a specified period (“Restricted Stock Units”), which right may be subject to the attainment of Performance Goals (as defined below) in a period of continued employment or other terms and conditions as the Board shall determine and as shall be evidenced by the applicable Award Agreement. The vesting of Restricted Stock Units granted under the Plan may be conditioned upon the completion of a specified period of employment or service with the Company or any Subsidiary or Affiliate, upon the attainment of specified Performance Goals, and/or upon such other criteria as the Board may determine. Unless otherwise provided in an Award Agreement, and except as otherwise provided in the Plan, upon the vesting of a Restricted Stock Unit there shall be delivered to the Participant, within 30 days of the date on which such Award (or any portion thereof) vests, either that number of shares of Stock equal to the number of Restricted Stock Units becoming so vested or cash equal to the fair market value of the shares of Stock underlying the Restricted Stock Units becoming so vested (or a combination thereof), as determined by the Board. If and to the extent that the applicable Award Agreement may so provide, a Participant shall have the right to receive dividend equivalents on Restricted Stock Units granted under the Plan. Unless otherwise provided in the applicable Award Agreement, any Stock received as a dividend equivalent on or in connection with a stock split of the shares of Stock underlying a Restricted Stock Unit Award shall be subject to the same restrictions as the shares of Stock underlying such Restricted Stock Unit Award.

(c) OTHER STOCK-BASED OR CASH-BASED AWARDS.  The Board is authorized to grant Awards to Participants in the form of Other Stock-Based Awards (as defined below) or Other Cash-Based Awards (as defined below), as deemed by the Board to be consistent with the purposes of the Plan. The Board shall determine the terms and conditions of such Awards, consistent with the terms of the Plan, at the date of grant or thereafter, including provisions addressing terms and conditions such as vesting, applicable Performance Goals and performance periods. Stock or other securities or property delivered pursuant to an Award in the nature of a purchase right granted under this Section 10(c) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, Stock, other Awards, notes or other property, as the Board shall determine, subject to any required corporate action. With respect to a Covered Employee, the maximum value of the aggregate payment that any Participant may receive with respect to Other Cash-Based Awards pursuant to this Section 10(c) in respect of any annual performance period is $5 million and for any other performance period in excess of one year, such amount multiplied by a fraction, the numerator of which is the number of months in the performance period and the denominator of which is twelve. No payment shall be made to a Covered Employee prior to the certification by the Board that the Performance Goals have been attained. The Board may establish such other rules applicable to the Other Stock- or Cash-Based Awards to the extent not inconsistent with Section 162(m) of the Code. Payments earned in respect of any Cash-Based Award may be decreased or, with respect to any Participant who is not a Covered Employee, increased based on such factors as the Board deems appropriate. Notwithstanding the foregoing, any Awards may be adjusted in accordance with Section 17 hereof. “Other Cash-Based Award” means an Award granted to a Participant under this Section 10(c), including cash awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan. “Other Stock-Based Award” means an Award granted to a Participant pursuant to this Section 10(c), that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock including but not limited to performance units or dividend equivalents, each of which may be subject to the attainment of Performance Goals or a period of continued employment or other terms and conditions as permitted under the Plan. Notwithstanding anything herein to the contrary, no dividend equivalents shall be granted in tandem with an Award of Options or Stock Appreciation Rights.

(d) PERFORMANCE GOALS AND PERFORMANCE PERIODS.  “Performance Goals” shall mean the criteria and objectives, determined by the Board, which must be met during the applicable Performance Period as a condition of the Participant’s receipt of payment with respect to an Award. Performance Goals may include any or all of the following or any combination thereof, or any increase or decrease of one or more of the following over a specified period: net income (before or after taxes); operating income; gross margin; earnings before all or any of interest, taxes, depreciation and/or amortization (“EBIT”, “EBITA” or “EBITDA”); revenue; unit sales; cash flow; return on equity; return on assets; return on capital; earnings from continuing operations; cost reduction goals or levels of expenses, costs or liabilities; market share; asset management (e.g., inventory and receivable levels); and customer satisfaction. Such Performance Goals may relate to the performance of the Company, a Subsidiary, any portion of the business (including a store or franchise), product line, or any combination thereof and may be expressed on an aggregate, per share (outstanding or fully diluted) or per unit basis. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria, the attainment of a percentage increase or decrease in the particular criteria, or may be applied to the performance of the Company, a Subsidiary, a business unit, product line, or any combination thereof, relative to a market index, a group of other companies (or their subsidiaries, business units or product lines), or a combination thereof, all as determined by the Board. Performance Goals may include a threshold level of performance below which no payment shall be made, levels of performance below the target level but above the threshold level at which specified percentages of the Award shall be paid, a target level of performance at which the full Award shall be paid, levels of performance above the target level but below the maximum level at which specified multiples of the Award shall be paid, and a maximum level of performance above which no additional payment shall be made. Performance Goals may also specify that payments for levels of performances between specified levels will be interpolated. The Board shall determine whether, or to what extent, Performance Goals are achieved; provided, however, that the Board shall have the authority to make appropriate adjustments in Performance Goals under an Award to reflect the impact of extraordinary items not reflected in such goals. For purposes of the Plan, extraordinary items shall be defined as (1) any profit or loss attributable to acquisitions or dispositions of stock or assets, (2) any changes in accounting standards or treatments that may be required or permitted by the Financial Accounting Standards Board or adopted by the Company or its Subsidiaries after the goal is established, (3) all items of gain, loss or expense for the year related to restructuring charges for the Company or its Subsidiaries, (4) all items of gain, loss or expense for the year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business, (5) all items of gain, loss or expense for the year related to discontinued operations that do not qualify as a segment of a business as defined in APB Opinion No. 30 (or successor literature), (6) the impact of capital expenditures, (7) the impact of share repurchases and other changes in the number of outstanding shares, and (8) such other items as may be prescribed by Section 162(m) of the Code and the Treasury Regulations thereunder as may be in effect from time to time, and any amendments, revisions or successor provisions and any changes thereto. “Performance Period” shall mean the twelve-month periods commencing on January 1, 2008 and each January 1 thereafter, or such other periods as the Board shall determine; provided that a Performance Period for a Participant who becomes employed by the Company or its Subsidiaries following the commencement of a Performance Period may be a shorter period that commences with the date of the commencement of such employment.

(e) CHANGE IN CONTROL.  In the event of a Change in Control (as defined below), except as the Board shall otherwise provide in an Award Agreement with respect to an Award granted under the Plan, all outstanding Options and Stock Appreciation Rights shall become immediately exercisable in full, without regard to any limitation on exercise imposed pursuant to Section 9(c) or Section 9(e) above, the restrictions, payment conditions and forfeiture conditions applicable to any Award other than an Option or Stock Appreciation Right Award shall lapse and such Awards shall be deemed fully vested, and any performance conditions imposed with respect to Awards shall be deemed to be achieved at the target level for the applicable Performance Period. Furthermore, unless waived in advance of such Change in Control by the Board, each Participant who is an employee or a consultant of the Company or a Subsidiary or Affiliate at the time of such Change in Control shall have the right to require the Company to pay, in cancellation of any or all such Options and Stock Appreciation Rights held by such Participant, an amount equal to the product of (i) the excess of (x) the fair market value per share of the Stock (which shall mean the closing price as of the trading day preceding the day of the Change in Control) over (y) the Option Price or Stock Appreciation Right Price, as the case may be, times (ii) the number of shares of Stock specified by the Participant in a written notice to the Company prior to or within 30 days after the Change in Control (up to the full number of shares of Stock then subject to such Option and Stock Appreciation Right). For purposes of the Plan, a “Change in Control” shall be deemed to occur if any person shall (a) acquire direct or indirect beneficial ownership of more than 50% of the total combined voting power with respect to the election of directors of the issued and outstanding stock of the Company (except that no Change in Control shall be deemed to have occurred if the persons who were stockholders of the Company immediately before such acquisition own all or substantially all of the voting stock or other interests of such person immediately after such transaction), or (b) have the power (whether as a result of stock ownership, revocable or irrevocable proxies, contract or otherwise) or ability to elect or cause the election of directors consisting at the time of such election of a majority of the Board. A “person” for this purpose shall mean any person, corporation, partnership, joint venture or other entity or any group (as such term is defined for purposes of Section 13(d) of the Exchange Act) and a person shall be deemed to be a beneficial owner as that term is used in Rule 13d-3 under the Exchange Act. The amount payable under this Section 10(e) shall be remitted by the Company in cash or by certified or bank check, reduced by applicable tax withholding.

11.  TRANSFERABILITY OF AWARDS

No Award shall be assignable or transferable by the Participant to whom it is granted, other than by will or the laws of descent and distribution, except that, upon approval by the Board, the Participant may transfer an Award that is not intended to constitute an Incentive Stock Option (a) pursuant to a qualified domestic relations order as defined for purposes of the Employee Retirement Income Security Act of 1974, as amended, or (b) by gift: to a member of the “Family” (as defined below) of the Participant, to or for the benefit of one or more organizations qualifying under Code Sections 50l(c)(3) and 170(c)(2) (a “Charitable Organization”) or to a trust for the exclusive benefit of the Participant, one or more members of the Participant’s Family, one or more Charitable Organizations, or any combination of the foregoing; provided that any such transferee shall enter into a written agreement to be bound by the terms of this Plan. For this purpose, “Family” shall mean the ancestors, spouse, siblings, spouses of siblings, lineal descendants and spouses of lineal descendants of the Participant. During the lifetime of a Participant to whom an Incentive Stock Option is granted, only such Participant (or, in the event of legal incapacity or incompetence, the Participant’s guardian or legal representative) may exercise the Incentive Stock Option.

12.  TERMINATION OF EMPLOYMENT OR SERVICE

(a) GENERAL.  Except as otherwise provided in Section 12(b) or 13 below or as may otherwise be provided by the Board, upon the termination of employment or other service of a Participant with the Company, a Subsidiary or an Affiliate for any reason, all unvested Awards held by such Participant at the time of such termination shall immediately terminate and such Participant shall have no further right to receive cash or purchase or receive shares of Stock pursuant to such Award; provided, however, that, unless such termination is by the Company for “Cause,” all Options and Stock Appreciation Rights, to the extent exercisable on the date of such termination, shall remain exercisable until the earlier of (a) the expiration date of such Option or Stock Appreciation Right as fixed by the Board pursuant to Section 9 hereof and (b) the 60th day following the date of such termination. For purposes of the foregoing, “Cause” shall mean (1) the Participant’s conviction for commission of a felony or other crime; (2) the commission by the Participant of any act against the Company constituting willful misconduct, dishonesty, fraud, theft or embezzlement; (3) the Participant’s failure, inability or refusal to perform any of the material services, duties or responsibilities required of him by the Company, or to materially comply with the policies or procedures established from time to time by the Company, for any reason other than his illness or physical or mental incapacity; (4) the Participant’s dependence, as determined in good faith by the Company, on any addictive substance, including, but not limited to, alcohol or any illegal or narcotic drugs; (5) the destruction of or material damage to Company property caused by the Participant’s willful or grossly negligent conduct; and (6) the willful engaging by the Participant in any other conduct which is demonstrably injurious to the Company or its subsidiaries, monetarily or otherwise. Determination of Cause shall be made by the Board. Notwithstanding the foregoing, if the Participant is a party to an employment agreement with the Company, “Cause” with respect to such Participant shall have the meaning set forth therein.

(b) Whether a leave of absence or leave on military or government service shall constitute a termination of employment or service (in the case of an independent contractor) for purposes of the Plan shall be determined by the Board, which determination shall be final and conclusive. For purposes of the Plan, a termination of employment or service (in the case of an independent contractor) with the Company, a Subsidiary or Affiliate shall not be deemed to occur if the Participant is immediately thereafter employed by or otherwise providing services (in the case of an independent contractor) to the Company, any Subsidiary or Affiliate.

13.  RIGHTS IN THE EVENT OF DEATH, DISABILITY OR RETIREMENT

Except as otherwise provided by the Board and notwithstanding anything in Section 12 to the contrary, if a Participant’s termination of employment or service is by reason of the death, “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) or “Retirement” of such Participant, all Awards held by such Participant at the time of such termination shall become immediately vested, and all Option and Stock Appreciation Right Awards shall become exercisable in full and shall remain exercisable until the earlier of (a) the expiration date of such Option or Stock Appreciation Right, as the case may be, as fixed by the Board pursuant to Section 9 hereof and (b) the third anniversary of the date of such termination. Whether a termination of employment or service is to be considered by reason of “permanent and total disability” for purposes of this Plan shall be determined by the Board, which determination shall be final and conclusive. For purposes of the foregoing, “Retirement” shall mean the Participant’s termination of employment or other service from the Company or a Subsidiary after attainment of age 55 and completion of at least 6 years of service with the Company or a Subsidiary or an Affiliate. For purposes of the preceding sentence employment or other service with an entity prior to its becoming a Subsidiary or an Affiliate or after its ceasing to be a Subsidiary or an Affiliate shall be disregarded.

14.  USE OF PROCEEDS

The proceeds received by the Company from the sale of Stock pursuant to Awards granted under the Plan shall constitute general funds of the Company.

15.  REQUIREMENTS OF LAW

(a) VIOLATIONS OF LAW.  The Company shall not be required to sell or issue any shares of Stock under any Award if the sale or issuance of such shares would constitute a violation by the individual granted such Award or the Company of any provisions of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. Any determination in this connection by the Board shall be final, binding, and conclusive. The Company shall not be obligated to take any affirmative action in order to cause the grant of an Award or the issuance of shares pursuant thereto to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option shall not be exercisable unless and until the shares of Stock covered by such Option are registered or are subject to an available exemption from registration, the exercise of such Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

(b) COMPLIANCE WITH RULE 16b-3.  The intent of this Plan is to qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent any provision of the Plan does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Board and shall not affect the validity of the Plan. In the event Rule l6b-3 is revised or replaced, the Board, or the Committee acting on behalf of the Board, may exercise discretion to modify this Plan in any respect necessary to satisfy the requirements of the revised exemption or its replacement.

16.  AMENDMENT AND TERMINATION OF THE PLAN

The Board may, at any time and from time to time, amend, suspend or terminate the Plan; provided, however, that no amendment by the Board shall, without approval by a majority of the votes present and entitled to vote at a duly held meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding voting stock is present, either in person or by proxy, or by written consent in accordance with the Company’s Certificate of Incorporation and By-Laws, increase the total number of shares of Stock reserved for the purpose of the Plan or the number of shares of Stock that may be issued with respect to Share Equivalent Awards (except as permitted under Section 17 hereof), change the requirements as to eligibility to receive Options that are intended to qualify as Incentive Stock Options, increase the maximum number of shares of Stock in the aggregate that may be sold pursuant to Options that are intended to qualify as Incentive Stock Options granted under the Plan or modify the Plan so that the terms of the Plan would not satisfy the requirements of Code Section 162(m), any rules of the stock exchange on which shares of Stock are traded or any other applicable law. Except as permitted under Section 17 hereof, no amendment, suspension or termination of the Plan shall, without the consent of the holder of the Award, impair rights or obligations under any Award theretofore granted under the Plan.

17.  EFFECT OF CHANGES IN CAPITALIZATION

(a) ADJUSTMENT FOR CORPORATE TRANSACTIONS.  The Board may determine that a corporate transaction has affected the price of the Stock such that an adjustment or adjustments to outstanding Awards are required to preserve (or prevent enlargement of) the benefits or potential benefits intended at time of grant.

For this purpose a corporate transaction may include, but is not limited to, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares of Stock, or other similar occurrence. In the event of such a corporate transaction, the Board shall make such equitable changes or adjustments as it deems necessary or appropriate in order to prevent the dilution or enlargement of benefits under the Plan and the outstanding awards thereunder, to any or all of (i) the number and kind of shares of Stock or other property which may be delivered under the Plan; (ii) the number and kind of shares of Stock or other property subject to outstanding Awards; and (iii) the exercise price of outstanding Options and Stock Appreciation Rights. All such adjustments shall be final, binding and conclusive on all persons.

(b) DISSOLUTION OR LIQUIDATION; REORGANIZATION IN WHICH THE COMPANY IS NOT THE SURVIVING CORPORATION OR SALE OF ASSETS OR STOCK.  Upon the dissolution or liquidation of the Company, the Plan and all Awards outstanding hereunder shall terminate. In the event of any termination of the Plan under this Section 17(b), all outstanding Share Equivalent Awards shall become vested immediately prior to the occurrence of such termination, and each individual holding an Option or Stock Appreciation Right shall have the right, immediately prior to the occurrence of such termination and during such reasonable period as the Board shall determine and designate, to exercise such Option or Stock Appreciation Right in whole or in part, whether or not such Option or Stock Appreciation Right was otherwise exercisable at the time such termination occurs and without regard to any vesting or other limitation on exercise imposed pursuant to Section 9 above. In connection with a merger, consolidation, reorganization or other business combination of the Company with one or more other entities in which the Company is not the surviving entity, or upon a sale of all or substantially all of the assets of the Company to another entity, or upon any transaction (including, without limitation, a merger or reorganization in which the Company is the surviving corporation) that results in any person or entity (or persons or entities acting as a group or otherwise in concert) owning more than 50 percent of the combined voting power of all classes of stock of the Company, the Company and the acquiring or surviving entity shall provide for (x) the continuation of the Plan and the assumption of the Awards theretofore granted, (y) the substitution for such Awards of new awards with substantially the same terms as such outstanding Awards or (z) the cancellation of any outstanding Awards and pay or deliver, or cause to be paid or delivered, fair value of such Awards to the holder thereof. With respect to Awards that are to be settled in shares of Stock, such fair value shall be an amount in cash or securities having a value (as determined by the Board acting in good faith) equal to the product of (A) the number of shares of Stock subject to the Awards so cancelled multiplied by (B) the amount, if any, by which (1) the formula or fixed price per share paid to holders of shares of Stock pursuant to such acquisition exceeds (2) the option or purchase price (as the case may be), if any, applicable to such shares of Stock subject to such Awards. With respect to Awards that are to be settled in cash, fair value shall be determined by the Board acting in good faith. The Board shall send prior written notice of the occurrence of an event described in this Section 17(b) to all individuals who hold Awards not later than the time at which the Company gives notice to its stockholders that such event is proposed.

(c) NO LIMITATIONS ON CORPORATION.  The grant of an Award pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

18.  DISCLAIMER OF RIGHTS

No provision in the Plan or in any Award granted or Award Agreement entered into pursuant to the Plan shall be construed to confer upon any individual the right to remain in the employ of the Company, any Subsidiary or Affiliate, or to interfere in any way with the right and authority of the Company, any Subsidiary or Affiliate either to increase or decrease the compensation of any individual at any time, or to terminate any employment or other relationship between any individual and the Company, any Subsidiary or Affiliate.

19.  NON-EXCLUSIVITY OF THE PLAN

Neither the adoption of the Plan nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or individuals) as the Board determines desirable, including, without limitation, the granting of stock options or stock appreciation rights otherwise than under the Plan.

20.  WITHHOLDING

The Company or any Subsidiary or Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any other payment to a Participant, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Company may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property with a fair market value not in excess of the minimum amount required to be withheld and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations.

This Plan was duly adopted and approved by the Board of the Company effective as of the 14th day of March, 2008, subject to approval and adoption by the stockholders of the Company.

NNNNNNNNNNNNNNN C123456789 000004000000000.000000 ext000000000.000000 ext NNNNNNNNN000000000.000000 ext000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY)000000000.000000 ext000000000.000000 ext ADD 1Electronic Voting Instructions ADD 2 ADD 3You can vote by Internet or telephone! ADD 4Available 24 hours a day, 7 days a week! ADD 5Instead of mailing your proxy, you may choose one of the two voting ADD 6methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 7, 2008. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/an • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown inX• Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas. Annual Meeting Proxy Card123456 C0123456789 12345 3IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR all the nominees listed below. 1. Election of Directors: 01 — Mike Jackson02 — Rick L. Burdick03 — William C. Crowley04 — Kim C. Goodman05 — Robert R. Grusky 06 — Michael E. Maroone 07 — Carlos A. Migoya+ Mark here to vote FOR all nomineesFor All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the 01020304050607 corresponding numbered box(es) to the right. Mark here to WITHHOLD vote from all nominees The Board of Directors recommends a vote FOR Proposals 2 and 3. For Against AbstainFor Against Abstain 2. Ratification of the selection of KPMG LLP as the Company’s3. Approval of the AutoNation, Inc. 2008 Employee Equity and independent registered public accounting firm for 2008.Incentive Plan. The Board of Directors recommends a vote AGAINST Proposals 4 and 5. For Against AbstainFor Against Abstain 4. Adoption of stockholder proposal regarding special meetings.5. Adoption of stockholder proposal regarding stockholder advisory vote on executive compensation. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below.Signature 1 — Please keep signature within the box.Signature 2 — Please keep signature within the box. C 1234567890J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN1 U P X0 1 6 5 5 2 1MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

2008 Annual Meeting of AutoNation, Inc. Stockholders Wednesday, May 7, 2008, 9:00 A.M. Eastern Time AutoNation Tower 110 S.E. 6th Street Fort Lauderdale, Florida Upon arrival, please present this admission ticket and photo identification at the registration desk. 3IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — AutoNation, Inc. This proxy is solicited on behalf of the Board of Directors Mike Jackson and Jonathan P. Ferrando, each with power of substitution, are hereby authorized to vote all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of AutoNation, Inc. to be held on May 7, 2008, or any postponements or adjournments thereof, as indicated on the reverse side. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008, FOR THE APPROVAL OF THE AUTONATION, INC. 2008 EMPLOYEE EQUITY AND INCENTIVE PLAN, AGAINST THE ADOPTION OF STOCKHOLDER PROPOSAL REGARDING SPECIAL MEETINGS, AND AGAINST THE ADOPTION OF STOCKHOLDER PROPOSAL REGARDING STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION. As to any other matter, the proxy holders shall vote as recommended by our Board of Directors or, if no recommendation is given, in their own discretion. The undersigned hereby acknowledges receipt of the Notice of the 2008 Annual Meeting of Stockholders, the Proxy Statement and the Annual Report for the fiscal year ended December 31, 2007 furnished herewith. PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED POSTAGE-PAID ENVELOPE. (Continued and to be signed on reverse side)